================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12.

                                 THE KROGER CO.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                               ------------------

                                     PROXY
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                PROXY STATEMENT
                                      AND
                               2000 ANNUAL REPORT
                               ------------------

                                 [Kroger Logo]

FINANCIAL HIGHLIGHTS
(IN MILLIONS EXCEPT PER SHARE DATA AND RATIOS, AS REPORTED)

                                                                                  PERCENT
              CALENDAR YEAR ENDED DECEMBER 31,                 2000      1999     CHANGE
-----------------------------------------------------------------------------------------
Five year return on Investment (share price appreciation)         190%      213%
Closing market price per share                                $ 27.06   $ 18.88      43%
Total market value of common stock                            $22,111   $15,574      42%
-----------------------------------------------------------------------------------------

                                                              FEBRUARY 3,   JANUARY 29,   PERCENT
                     FISCAL YEAR ENDED                           2001          2000       CHANGE
-------------------------------------------------------------------------------------------------
Total sales                                                     $49,000       $45,352        8%
EBITDA (1)(2)(3)                                                $ 3,536       $ 3,124       13%
Earnings before extraordinary items (1)                         $ 1,130       $   949       19%
Basic earnings per share before extraordinary items (1)         $  1.37       $  1.14       20%
Diluted earnings per share before extraordinary items (1)       $  1.34       $  1.11       21%
Average shares outstanding                                          823           829       (1)%
Average shares outstanding assuming dilution                        846           858       (1)%
ERONOA (3)(4)                                                      24.7%         23.5%
Closing market price per share                                    24.61         16.56       49%
-------------------------------------------------------------------------------------------------

(1) Excludes merger-related costs, one-time expenses, and impairment charges.

(2) Earnings before interest, taxes, depreciation, amortization, and LIFO charge.

(3) Not a GAAP measurement.

(4) EBITDA return on net operating assets.

                                             (LOGO)COVER PRINTED ON RECYCLED
                                             PAPER

                               [KROGER LOGOS]

TO OUR FELLOW SHAREHOLDERS:

      The Kroger Co. posted another solid performance in fiscal 2000, the first full year of operation following the merger with Fred Meyer, Inc. Kroger management believes that this merger has created strategic advantages that will generate earnings per share growth of 16-18% per year through fiscal 2002 and 15% per year thereafter.

      Kroger's wide variety of formats and #1 or #2 share in 41 of our 48 major markets enable our Company to compete effectively against all formats. New stores, information systems, logistics and technology provide a competitive edge that allows us to serve customers more efficiently than ever. The market share for corporate brands such as Private Selection(R) -- Kroger's new line of 385 premium-quality products -- is growing in every division, generating incremental sales and enhanced profit margins. New merchandising programs and the company-wide adoption of best practices are producing solid improvements in gross profit and operating, general and administrative (OG&A) expense rates. Kroger is fully prepared to meet our competitive challenges and we are focused on our goal of increasing shareholder value.

      Kroger's accomplishments in fiscal 2000 included:

      - Record sales of $49 billion, up 8% from fiscal 1999

      - Record EBITDA (earnings before interest, taxes, depreciation, amortization, LIFO and one-time items) of $3.5 billion

      - Earnings per diluted share of $1.34, before extraordinary and one-time items, an increase of 21% from restated earnings for 1999

      - Estimated merger synergy savings of $330 million, a level that exceeded our original goal for the year by $70 million

      - Strong free cash flow from operations that enabled Kroger to invest more than $1 billion to repurchase stock and reduce debt.

      This solid performance was reflected in the price of Kroger stock, which increased 48.6% in the fiscal year ended February 3, 2001. By comparison, the index of peer group supermarket stocks rose 17.2% during that period while the Standard & Poor's 500 Index was flat. Kroger maintained its strong track record of creating long-term value for shareholders. As you will see on page 17 of this report, the price of Kroger shares has increased at an average annual rate of 21.4% since the end of fiscal 1995, nearly double the 11.2% average annual gain for Kroger's peer group.

OPERATING REVIEW

      Kroger reported fiscal 2000 earnings of $1.13 billion, or $1.34 per diluted share, before extraordinary and one-time items. These results represent an increase of approximately 21% from restated earnings of $1.11 per diluted share for fiscal 1999. After adjusting for the 53rd week in fiscal 2000, earnings were $1.31 per diluted share, an increase of 18%.

      Total sales increased 8.0% to $49.0 billion. After adjusting for the 53rd week in fiscal 2000, total sales increased 6.0% from the prior year. EBITDA rose 13.2% to $3.5 billion. Without the effect of the extra week, EBITDA increased 11.1%.

      Kroger's strong free cash flow enabled the Company to make significant investments in new facilities, repurchase stock, and reduce debt. Kroger invested $1.7 billion in capital projects including store construction, logistics, technology and acquisitions. The Company repurchased 27.4 million shares of its stock at an aggregate cost of $581 million, an average price of $21.20 per share. Net total debt declined $476 million to a level of $8.27 billion. This reduction is particularly noteworthy given the magnitude of our stock repurchase program.

      We are pleased that both Moody's Investors Service and Standard & Poor's have upgraded their ratings outlook for Kroger debt from "stable" to "positive" based on our strong operating and financial performance since the merger.

      Net working capital at the end of fiscal 2000 totaled $476 million, a decrease of $183 million from the end 1999. Our operators are making solid progress toward reducing working capital by $500 million, on a rolling four-quarters basis, from the benchmark set in the third quarter of 1999.

      At the end of fiscal 2000, Kroger operated 2,354 supermarkets and multi-department stores under nearly two dozen banners; 789 convenience stores; 398 fine jewelry stores; and 42 manufacturing plants producing high-quality corporate brand products that provide value for customers and enhanced profits for shareholders.

GROWTH OPPORTUNITIES

      Kroger's fundamental operating strategy is:

      TO ACHIEVE THE RESPONSIVENESS OF DECENTRALIZED MERCHANDISING AND OPERATIONS, COMBINED WITH THE ECONOMIES OF SCALE AVAILABLE FROM COORDINATING VOLUME-BASED ACTIVITIES AND CONSOLIDATING SUPPORT SYSTEMS.

      The merger with Fred Meyer was consistent with this strategy because it generated tremendous opportunities for economies in purchasing, manufacturing, information systems, logistics and support systems.

      Kroger's financial goal is to increase earnings per share by 16-18% per year through fiscal 2002. We expect to achieve this growth through:

      - Annual sales growth of at least 5-6% that will generate earnings per share growth of 10-11%;

      - Margin improvements of 20 basis points per year that will produce 4-5% earnings per share growth; and

      - Deleveraging and stock repurchase that should add 2% growth to earnings per share.

      No additional acquisitions are required to achieve this earnings growth rate.

SALES GROWTH

      The first component of earnings growth is expanded sales from additional stores and new square footage. We expect Kroger's annual sales growth of 5-6% to be driven by a 1% increase in identical store sales above product cost inflation plus a 4-5% increase in retail square footage, excluding acquisitions.

  Identical Store Sales

      Management believes there are significant opportunities to expand identical store sales through several rapidly growing categories:

      - Kroger has successfully launched a three-tier corporate brand strategy across the Company to generate incremental sales and enhanced profit margins. Last year, we introduced approximately 1,100 private-label items, including Private Selection. Kroger plans to introduce more than 100 additional Private Selection items in 2001. In the East, corporate brands have achieved a market share of 26% of grocery dollar sales and 32% of grocery units. In the West, our corporate brands' grocery market share is 20%, up from 16-18% at the time of the merger. While increases in private-label market share have a dampening effect on revenue, they enhance gross margins by an average of 10%.

      - Pharmacy will be a key driver of identical sales growth. Kroger is the nation's seventh-largest pharmacy operator, with more than 1,600 pharmacies that fill 100 million prescriptions annually. Pharmacy sales are growing at double-digit rates. Kroger recently introduced easy prescription refill service on our corporate web site (www.kroger.com) to provide added convenience for our customers.

      - New general merchandise products and seasonal items will also enhance sales. Fred Meyer's experience and procurement leverage is expanding the variety, sales, and profits of general merchandise in our combination stores.

      - Natural and organic foods are among the fastest-growing segments of our supermarket business, with annual sales increasing at a double-digit pace. Kroger caters to health-conscious customers through our 675 nutrition centers and 135 Nature's Markets, which offer a selection of 2,000 natural foods, vitamins, energy bars, sports drinks and herbs in one department. In a typical new store, the Nature's Market section is tied into the pharmacy to promote the wellness theme. Kroger plans to add 150 Nature's Market departments in fiscal 2001. These departments offer an expanded selection for health-conscious consumers as well as handsome margins on additional sales in our combination stores.

      - Supermarket fuel centers are another source of new sales. At the end of fiscal 2000 Kroger operated 77 fuel centers at supermarket sites, an increase of 55 over 1999. We plan to operate 150-170 sites by the end of fiscal 2001. Gasoline is a natural addition to Kroger's one-stop-shopping strategy, adding convenience and value to our customers' shopping trips.

  New Square Footage

      In fiscal 2001, Kroger plans to open or expand 110-120 food and multi-department stores and complete approximately 180 within-the-wall remodels. Most square footage growth will take place within the 48 major markets where we currently operate. This in-market growth is more profitable than entering new markets because it leverages fixed expenses such as advertising, manufacturing, overhead and distribution across a larger store base. With a strong store presence in 10 of the nation's 15 fastest-growing metropolitan areas, Kroger's markets offer attractive opportunities for expanded sales and profits.

      Format extensions also offer significant opportunities for sales growth. Food 4 Less has entered 10 new California markets since 1999, with additional cities to follow. Kroger has allocated $100 million of capital in fiscal 2002 to expand the Fred Meyer and/or Food 4 Less formats into additional markets.

      As the supermarket industry continues to consolidate, Kroger reviews potential acquisition candidates and carefully analyzes their potential to enhance shareholder value. During 2000, Kroger announced the acquisition of 16 Baker's supermarkets in Omaha and 20 former Hannaford stores in Virginia. Kroger has completed six acquisitions since the merger with Fred Meyer in May 1999. These have allowed Kroger to enter seven new markets, including five of the nation's 100 largest metropolitan areas.

MARGIN IMPROVEMENT

      The second component of our earnings per share growth model is margin improvement of 20 basis points per year. The major source of gross profit and OG&A expense improvement is the $380 million of projected synergies from the merger with Fred Meyer, Inc. Kroger expects to achieve this synergy goal by the end of fiscal

2001 -- one year ahead of schedule. We are driving gross profit expansion by corporate-wide category management strategies, increased private-label penetration, Big Buy/Big Sell promotions, and manufacturing synergies. Kroger expects to reduce OG&A in 2001 as we begin to reap the benefits of best practices programs now underway.

      New corporate-wide initiatives will drive additional improvements in margins. Kroger teams are now focused on a dozen initiatives that are expected to increase sales, improve gross profit, and reduce OG&A. These initiatives are supported by a $200 million capital budget targeted to new technology and equipment.

STOCK REPURCHASE AND DELEVERAGING

      The third element of Kroger's earnings growth model is stock repurchase and continued debt repayment. Together, these will contribute 2.0% of the targeted 16-18% EPS growth.

      Earlier this year, Kroger's board of directors authorized the repurchase of an incremental $1 billion of Kroger common stock over the next two years. The new repurchase program is in addition to the $750 million stock buyback that was announced in April 2000.

      At the close of fiscal 2000, net total debt was 2.34 times EBITDA, as compared to 2.8 times at the end of fiscal 1999. The Company expects to make continued progress in fiscal 2001 toward the goal of reducing debt to 2 times EBITDA.

EARNINGS PER SHARE GROWTH BEYOND FISCAL 2002

      Prior to 1998, Kroger's historical EPS growth rate target was 13-15% per year. That target was increased to 15-17% in the second quarter of 1998 as the Company achieved the benefits from the "backstage" consolidation of accounting, logistics, and other support functions. When the merger between Kroger and Fred Meyer was announced, Kroger increased the expected growth rate to 16-18% per year through fiscal 2002 to reflect the $380 million in merger synergies that would result from the merger. We now expect those synergies to be achieved by the end of fiscal 2001. Beyond fiscal 2002, Kroger expects to achieve annual growth in earnings per share of 15%, excluding major acquisitions. Management believes that 15% earnings per share growth will enable Kroger to increase market share, while producing solid returns for our investors.

INTERNET

      In fiscal 2000, Kroger became an equity partner in GlobalNetXchange (GNX), the first global business-to-business online exchange serving the retail industry. We believe that GNX, which was recently named the top retail industry exchange service by AMR Research, will reduce costs for both Kroger and our suppliers by improving the efficiency of the entire supply chain. For example, the auction process provided by GNX should reduce product costs by expanding the number of potential suppliers worldwide. Kroger has already held more than 100 reverse auctions through GNX for both "not for resale" items, such as store supplies, and "for resale" items, with favorable results. The Company will accelerate the pace of auctions in fiscal 2001.

COMMUNITY ACTIVITIES

      Kroger encourages its divisions and associates to participate in their communities through charitable giving, volunteer work by our associates, and strong support of schools, civic causes and hunger relief programs. Last year, Kroger was named "Grocery Distributor of the Year" by Second Harvest, a national network of food banks. Kroger and its retail divisions, which donated more than 19 million pounds of product to Second Harvest in 2000, were honored for our "outstanding support" of food banks across the country. Kroger is the nation's largest retail donor of food for the hungry.

      In 2000, the Company's three foundations -- The Kroger Co. Foundation, The Ralphs/Food 4 Less Foundation, and The Fred Meyer Foundation -- provided grants totaling nearly $5 million to non-profit organizations, including human services, the United Way, and a wide variety of educational, arts and civic groups. In addition, Kroger stores and divisions donated approximately $45 million directly to communities where our customers and associates live and work.

      For the second consecutive year, Kroger was named one of America's "100 Best Corporate Citizens" by Business Ethics, a national publication that highlights corporate social responsibility. Kroger ranked 57th on the list, which honors companies with an outstanding record of serving employees, stockholders, customers, the community and the environment. Kroger's recognition was based on a variety of data, including volunteer and community activities, philanthropy, workforce diversity, employee benefits, and safety issues.

      Each year Kroger recognizes associates who have made extraordinary contributions to their communities. We congratulate the winners of The Kroger Co. Community Service Award for 2000. These colleagues were honored by their divisions for outstanding community service:

      Judy Burge, Atlanta Division                     Cheryl Barnes, Jay C Food Stores
      Coco Bill, Central Division                      Tony Lobato, King Soopers
      Front Office Staff, Store #405,                  Bertha Guzman, La Habra Bakery
        Cincinnati/Dayton Division                     Zone 4 Habitat for Humanity Team,
      Denise Kerr, City Market                         Louisville Division
      Doug DeArmond, Columbus Division                 "Team Angels," Michigan Division
      B. J. Douglas, Compton Creamery                  Eddie Yeatts, Mid-Atlantic Division
      Nancy Beaver, Delta Division                     Sharon Failor, Nashville Division
      Michael Best, Dillon Stores                      Lori Holt, Pace Dairy
      Mayte Lee, Food 4 Less                           Michael Ramar, QFC
      James Gould, Fred Meyer Stores                   Steve Meier, Ralphs
      Gaynell Hawkins, Fry's                           Steve Burton, Smith's
      Grocery Merchandising & Procurement Dept.,       Stores #208, #232, #391 & #995,
        General Office                                   Southwest Division
      Cathy Carter, Information Systems and            George Golden, Vandervoort Dairy
      Services

EXECUTIVE CHANGES

      On behalf of the entire Kroger Co., we extend our thanks and congratulations to the talented executives who retired in the past year. We are grateful to the following colleagues for their important contributions, and we wish them well.

      Paul Smith announced his retirement after 38 years with Kroger. Mr. Smith had been President of Kroger's Atlanta division since 1990. Tony Prinster retired as President of City Market, headquartered in Grand Junction, Colorado. Mr. Prinster had been with City Market, which was founded by his family in 1924, for 14 years. Ken Thrasher retired as President of Fred Meyer Stores, ending a 19-year career with the Oregon-based retailer. Sam Sharp, President of Loaf 'n Jug/Mini Mart, retired after 27 years with the convenience store chain. Felicia Thornton resigned from her position as Group Vice President of Retail Operations.

      We are also grateful to James Woods, who will retire from the Board of Directors in June after seven years of service, and to Ronald Burkle, who resigned from the Board in January.

PROMOTIONS

      In 2000, Kroger announced several executive promotions at the corporate and divisional levels.

      Saundra Linn was promoted to Group Vice President of Retail Operations. Ms. Linn previously served as Vice President of Operations for Kroger's Atlanta division. At the division level, Bruce Lucia was promoted to President of Kroger's Atlanta division. Mr. Lucia had spent the previous three years as President of Kroger's Columbus (OH) division. Mr. Lucia was succeeded in Columbus by Marnette Perry, who had been President of our Michigan division since 1997. Jon Flora was promoted to President in Michigan. Mr. Flora had been Executive Vice President of Kroger's Southwest division since 1996.

      In the West, Sam Duncan was promoted to President of Fred Meyer Stores. Mr. Duncan had been President of Ralphs Grocery Company's supermarkets division since 1998. John Burgon was appointed President of Ralphs. Mr. Burgon had been President of King Soopers since 1997. Russell Dispense was named President of King Soopers. Mr. Dispense had been President of Smith's Food & Drug Stores since 1999. James Hallsey was promoted to President of Smith's, bringing 37 years of experience to his new position. Mr. Hallsey most recently served as Executive Vice President at Smith's. Phyllis Norris was named president of City Market. Ms. Norris had been Vice President of Merchandising and Sales at City Market.

      In addition, Edward Dayoob was appointed President and Chief Executive Officer of Fred Meyer Jewelers, Inc. Mr. Dayoob had been Senior Vice President and President. Darel Pfeiff was named President of Turkey Hill Minit Markets, which operates 227 convenience stores in Pennsylvania. Mr. Pfeiff once headed Tom Thumb Food Stores. Art Stawski was appointed President at Loaf 'n Jug/Mini Mart. Mr. Stawski had been Executive Vice President at the chain.

      In closing, we express our sincere thanks and appreciation to the Company's 312,000 associates for their contributions over the past year. Kroger's success is a direct result of their commitment to providing the highest level of service to our customers.

/s/ Joseph A. Pichler
JOSEPH A. PICHLER
Chairman and
Chief Executive Officer

/s/ David B. Dillon
DAVID B. DILLON
President and
Chief Operating Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                  Cincinnati, Ohio, May 10, 2001
To All Shareholders
of The Kroger Co.:
      The annual meeting of shareholders of The Kroger Co. will be held at the REGAL HOTEL, 150 W. 5TH STREET, Cincinnati, Ohio, on June 21, 2001, at 11 A.M., for the following purposes:
      1. To elect four directors to serve until the annual meeting of shareholders in 2004, or until their successors have been elected and qualified;
      2. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 2001;
      3. To act upon two shareholder proposals, if properly presented at the annual meeting; and
      4. To transact such other business as may properly be brought before the meeting;
all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 27, 2001, will be entitled to vote at the meeting.
      YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONE, OR SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                                   By order of the Board of
                                                   Directors,
                                                   Paul W. Heldman, Secretary

                                PROXY STATEMENT

                                                  Cincinnati, Ohio, May 10, 2001
      The accompanying proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by the Company. The Company will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. The Company has retained Innisfree, 501 Madison Avenue, 20th Floor, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $10,000. Proxies may be solicited personally, or by telephone, as well as by use of the mails.
      Joseph A. Pichler, John T. LaMacchia, and T. Ballard Morton, Jr., all of whom are directors of the Company, have been named members of the Proxy Committee.
      The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Its telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on May 10, 2001.
      As of the close of business on April 27, 2001, the Company's outstanding voting securities consisted of 810,729,610 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to the Secretary of the Company or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which the Company is organized, provide for cumulative voting for the election of directors. If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company, not less than 48 hours before the time fixed for the meeting, that the shareholder intends to cumulate votes for the election of directors, and if an announcement of the giving of that notice is made by or on behalf of the shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder will have the right to cumulate votes at the election. If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to the number of directors being elected times the number of shares held on the record date for a single nominee or divide them among nominees in full votes in any manner. Any vote "FOR" the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes, as the Proxy Committee determines, if cumulative voting is requested.
      The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

          - The election of directors is, pursuant to Ohio law, determined by plurality; broker non-votes and abstentions, therefore, will have no effect on that proposal.

          - Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on the proposal.

          - The affirmative vote of a majority of shares participating in the voting on a shareholder proposal is required for adoption of the resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have no effect on the proposal.

                           PROPOSALS TO SHAREHOLDERS

                             ELECTION OF DIRECTORS
                                  (ITEM NO. 1)

      The Board of Directors, as now authorized, consists of 17 members divided into three classes. Prior to the annual meeting of shareholders, it is anticipated that one director, James Woods, will retire as of the date of the annual meeting, and the Board of Directors expects to decrease the authorized size of the Board to 16 members. Four directors are to be elected at the annual meeting to serve until the annual meeting in 2004, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to the Company's Regulations and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following persons:

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------
                     NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2004

JOHN L. CLENDENIN             Mr. Clendenin is Chairman Emeritus of BellSouth            66         1986
                              Corporation, a holding company with subsidiaries in
                              the telecommunications business. From January 1984
                              through December 1996 he was its Chairman of the Board
                              and Chief Executive Officer. Mr. Clendenin is a
                              director of Equifax Incorporated; Springs Industries,
                              Inc.; Coca Cola Enterprises, Inc.; The Home Depot,
                              Inc.; Powerwave Technologies, Inc.; and National
                              Service Industries, Inc. He is chair of the Corporate
                              Governance Committee and a member of the Compensation
                              Committee.

DAVID B. DILLON               Mr. Dillon was elected President and Chief Operating       50         1995
                              Officer of Kroger in 2000. He served as President in
                              1999, and prior thereto as President and Chief
                              Operating Officer since 1995. Mr. Dillon was elected
                              Executive Vice President in 1990; and President of
                              Dillon Companies, Inc. in 1986. He is a director of
                              Convergys Corporation. Mr. Dillon is a member of the
                              Executive Committee.

BRUCE KARATZ                  Mr. Karatz has been the Chairman of the Board,             55         1999
                              President, and Chief Executive Officer of KB Home
                              since July 1993 and its President, Chief Executive
                              Officer and a director since 1986. He is also a
                              director of Honeywell International Inc. and National
                              Golf Properties, Inc. and a Trustee of the RAND
                              Corporation. Mr. Karatz is Chairman of the California
                              Business Roundtable and of the Los Angeles World
                              Affairs Council. He is a member of the Compensation
                              Committee.

THOMAS H. O'LEARY             Mr. O'Leary is the retired Chairman of Burlington          67         1977
                              Resources Inc., a natural resources business. He is a
                              member of the Compensation and Corporate Governance
                              Committees.

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------
                           DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2003

REUBEN V. ANDERSON            Mr. Anderson is a member, in the Jackson, Mississippi      58         1991
                              office, of Phelps Dunbar, a New Orleans law firm.
                              Prior to joining this law firm, he was a justice of
                              the Supreme Court of Mississippi. Mr. Anderson is a
                              director of Trustmark National Bank, BellSouth
                              Corporation, and Mississippi Chemical Corp. He is
                              chair of the Social Responsibility Committee and a
                              member of the Audit Committee.

CLYDE R. MOORE                Mr. Moore served as President and Chief Executive          47         1997
                              Officer of Thomas & Betts Corporation, a manufacturer
                              of electrical and electronic components, from
                              1997-2000. He served as President and Chief Operating
                              Officer of Thomas & Betts Corporation from 1994-1997.
                              Mr. Moore is a director of Mayer Electric. He is vice
                              chair of the Financial Policy Committee and a member
                              of the Audit Committee.

JOSEPH A. PICHLER             Mr. Pichler is Chairman of the Board and Chief             61         1983
                              Executive Officer of Kroger. He is a director of
                              Milacron Inc. and Federated Department Stores, Inc.
                              Mr. Pichler is vice chair of the Executive Committee.

STEVEN R. ROGEL               Mr. Rogel was elected Chairman of the Board of             58         1999
                              Weyerhaeuser Company in 1999 and has been President
                              and Chief Executive Officer and a director thereof
                              since December 1997. Before that time he was Chief
                              Executive Officer, President and a director of
                              Willamette Industries, Inc. Mr. Rogel served as Chief
                              Operating Officer of Willamette Industries, Inc. until
                              October 1995 and, before that time, as an executive
                              and group vice president for more than five years. Mr.
                              Rogel is a director of Union Pacific Corporation. He
                              is a member of the Corporate Governance Committee.

MARTHA ROMAYNE SEGER          Dr. Seger is a Financial Economist and was a               69         1991
                              Distinguished Visiting Professor at Central Michigan
                              University, Adrian College, and Arizona State
                              University from 1994-2001. From 1991-1993 she was the
                              John M. Olin Distinguished Fellow at The Karl Eller
                              Center of the University of Arizona. Dr. Seger was a
                              member of the Board of Governors of the Federal
                              Reserve System from 1984-1991. She is a director of
                              Amerisure Companies; Fluor Corporation; UniSource
                              Energy Corporation; Tucson Electric Power Company;
                              Massey Energy Company; and Xerox Corporation. Dr.
                              Seger is a member of the Financial Policy and Social
                              Responsibility Committees.

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------
                           DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2002

ROBERT D. BEYER               Mr. Beyer is President of Trust Company of the West,       41         1999
                              an investment management firm, where he has been
                              employed since 1995. From 1991 to 1995, he was the
                              co-Chief Executive Officer of Crescent Capital
                              Corporation, which was acquired by TCW in 1995. Mr.
                              Beyer is also a member of the Board of Directors of
                              Trust Company of the West and American Restaurant
                              Group, Inc., and a commissioner of the Los Angeles
                              City Employees' Retirement System. He is a member of
                              the Financial Policy Committee.

CARLTON J. JENKINS            Mr. Jenkins is Chief Executive Officer of One Net          45         1999
                              Now.Com, LLC, an internet company that operates a web
                              site providing users with a wide array of services,
                              including free home-pages, e-mail, and membership in
                              on-line communities. Prior to that he served as
                              Chairman, President, and Chief Executive Officer of
                              Founders National Bank of Los Angeles from 1991 to
                              1999. Mr. Jenkins is a director of Dryades Savings
                              Bank. He is a member of the Audit Committee.

JOHN T. LAMACCHIA             Mr. LaMacchia was President, Chief Executive Officer,      59         1990
                              and a director of CellNet Data Systems, Inc., a
                              provider of wireless data communications, from May
                              1999 to May 2000. From October 1993 through February
                              1999, Mr. LaMacchia was President and Chief Executive
                              Officer, Cincinnati Bell Inc. (now known as Broadwing,
                              Inc.). He is a director of Broadwing, Inc., Burlington
                              Resources, Inc., and Geneva Steel Holdings Corp.
                              CellNet Data Systems, Inc. filed a voluntary petition
                              for bankruptcy under Chapter 11 of the United States
                              Bankruptcy Code in connection with the acquisition of
                              the company's assets and assumption of certain debts
                              by Schlumberger Ltd. Mr. LaMacchia is vice chair of
                              the Compensation Committee and a member of the
                              Corporate Governance and Executive Committees.

EDWARD M. LIDDY               Mr. Liddy is Chairman of the Board, President and          55         1996
                              Chief Executive Officer of The Allstate Corporation,
                              the parent of Allstate Insurance Company, a personal
                              lines insurance company. Prior to this, he was
                              President and Chief Operating Officer of the Allstate
                              Corporation from 1994-1998 and Senior Vice President
                              and Chief Financial Officer of Sears, Roebuck and Co.,
                              where he held a variety of senior operating and
                              financial positions since 1988. Mr. Liddy is a
                              director of Minnesota Mining and Manufacturing
                              Company. He is chair of the Financial Policy Committee
                              and a member of the Corporate Governance Committee.

T. BALLARD MORTON, JR.        Mr. Morton is Executive in Residence of the College of     68         1968
                              Business & Public Administration of the University of
                              Louisville. He is chair of the Compensation Committee,
                              vice chair of the Audit Committee, and a member of the
                              Executive Committee.

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------
KATHERINE D. ORTEGA           Ms. Ortega served as an Alternate Representative of        66         1992
                              the United States to the 45th General Assembly of the
                              United Nations in 1990-1991. Prior to that, she served
                              as Treasurer of the United States. Ms. Ortega is a
                              director of Ultramar Diamond Shamrock Corporation;
                              Ralston Purina Co.; and Rayonier Inc.; and an Advisory
                              Board Member of Washington Mutual Investors Fund. She
                              is chair of the Audit Committee and a member of the
                              Social Responsibility Committee.

BOBBY S. SHACKOULS            Mr. Shackouls has been Chairman of the Board of            50         1999
                              Burlington Resources Inc., a natural resources
                              business, since July 1997 and its President and Chief
                              Executive Officer since December 1995. He has been a
                              director of that company since 1995 and President and
                              Chief Executive Officer of Burlington Resources Oil
                              and Gas Company (formerly known as Meridian Oil Inc.),
                              a wholly-owned subsidiary of Burlington Resources,
                              since 1994. Mr. Shackouls is a member of the Financial
                              Policy Committee.

--------------------------------------------------------------------------------
(1) Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTORS' COMPENSATION
      Each non-employee director is currently paid an annual retainer of $32,000 plus fees of $1,500 for each board meeting and $1,000 for each committee meeting attended. Committee chairs receive an additional annual retainer of $4,000. Directors who are employees of the Company receive no compensation for service as directors. The Company provides accidental death and disability insurance for outside directors at a cost to the Company in 2000 of $108 per director. The Company also provided a major medical plan for outside directors first elected to the Board prior to July 17, 1997. No medical benefits are provided to outside directors first elected after that date.
      Under the 1999 Long-Term Incentive Plan, in 2000 the Company granted to each of its non-employee directors owning a minimum of 1,000 shares of Company common stock as of the date of the annual meeting of shareholders, options to purchase 2,000 shares of common stock at an option price equal to the fair market value of the stock at the date of the grant, and each non-employee director received a grant on that date. The options vest in equal share amounts on the five annual anniversaries of the date of grant. Based on the closing price of Kroger stock on the New York Stock Exchange, as of February 3, 2000, the value of each grant of options made in 2000, none of which were exercisable, was $8,657.40.
      The Company has an unfunded retirement program for outside directors first elected to the Board prior to July 1, 1997. The Board has adopted no retirement plan for directors newly elected after that date. The retirement benefit is the average compensation for the five calendar years preceding retirement. Directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter, up to a maximum 100%. Benefits for directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later.

COMMITTEES OF THE BOARD
      The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. During 2000, the Audit Committee met three times, the Compensation Committee met four times, and the Corporate Governance Committee met four times. Committee memberships are shown on pages 9 through 12 of this Proxy Statement. The Audit Committee, composed of independent outside directors, reviews external and internal auditing matters and recommends the selection of the Company's independent auditors for approval by the Board and ratification by shareholders. The Compensation Committee, consisting of outside directors, determines the compensation of the Company's senior management and administers certain stock option and benefit programs. The Corporate Governance Committee is responsible for developing criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of the Company, the Chief Executive Officer, and the Board. The Board of Directors met six times in 2000. During 2000, all incumbent directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member.
      The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to the Company's annual meeting in June 2002, together with a description of the proposed nominee's qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary of the Company, and received at the Company's executive offices not later than January 10, 2002.

CERTAIN TRANSACTIONS
      The law firm of Phelps Dunbar, of which Reuben V. Anderson is a partner, rendered legal services to the Company that resulted in fees paid to the law firm by the Company in 2000 of $96,514. The management of the Company has determined that amounts paid by the Company for the services are fair and competitive.

                       COMPENSATION OF EXECUTIVE OFFICERS

--------------------------------------------------------------------------------
SUMMARY COMPENSATION
      The following table shows the compensation for the past three years of the Chief Executive Officer and each of the Company's four most highly compensated executive officers, excluding the Chief Executive Officer (the "named executive officers"):

SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------------------
                                           ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                   ------------------------------------   --------------------------------------
                                                                                   AWARDS              PAYOUTS
                                                                          -------------------------   ----------
                                                                          RESTRICTED    SECURITIES
                                                           OTHER ANNUAL     STOCK       UNDERLYING       LTIP       ALL OTHER
    NAME AND PRINCIPAL               SALARY      BONUS     COMPENSATION     AWARDS     OPTIONS/SARS    PAYOUTS     COMPENSATION
         POSITION           YEAR      ($)         ($)          ($)           ($)           (#)           ($)           ($)
----------------------------------------------------------------------------------------------------------------
                                                                 (1)             (2)         (3)             (4)         (5)
Joseph A. Pichler           2000   $1,069,231   $865,415     $53,425                     360,000      $5,081,250     $75,510
  Chairman and Chief        1999   $  903,077   $813,213     $45,803                     200,000                     $65,356
  Executive Officer          (6)   $   44,615   $ 47,045
                            1998   $  560,385   $634,550     $32,133                     100,000                     $45,974

David B. Dillon             2000   $  592,308   $482,160     $12,865                     210,000      $  148,500     $19,080
  President and Chief       1999   $  481,539   $469,241     $10,350                     100,000                     $16,066
  Operating Officer          (6)   $   32,308   $ 33,253
                            1998   $  409,615   $407,925     $ 7,702                      70,000                     $12,157

W. Rodney McMullen          2000   $  546,154   $401,800     $ 6,209                     150,000      $  148,500     $ 9,737
  Executive Vice President  1999   $  380,000   $302,974     $ 4,360                      60,000                     $ 7,657
                             (6)   $   21,538   $ 14,779
                            1998   $  268,462   $181,300     $ 2,709      $  667,032      60,000                     $ 5,147

Michael S. Heschel          2000   $  500,000   $361,620     $28,104                     150,000      $  148,500     $39,963
  Executive Vice President  1999   $  393,269   $319,601     $20,871                      60,000                     $30,356
  and Chief Information      (6)   $   25,962   $ 20,321
  Officer                   1998   $  332,452   $216,488     $14,525      $  533,626      45,000                     $21,255

Don W. McGeorge             2000   $  500,000   $361,620     $14,987                     150,000      $  148,500     $22,060
  Executive Vice President  1999   $  375,385   $236,468     $11,020      $1,086,876      60,000                     $42,132(7)
                             (6)   $   20,000   $ 14,779
                            1998   $  251,154   $157,446     $ 8,243                      45,000                     $ 9,229

------------
(1) Represents reimbursement for the tax effects of payment for certain premiums on a policy of life insurance.

(2) Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge had 160,000, 32,000, 54,000, 52,000, and 40,000, shares outstanding, respectively, at February 3, 2001. These shares had an aggregate value of $3,937,600, $787,520, $1,328,940, $1,279,720, and $984,400, respectively, based on the market price of the Company's common stock on February 3, 2001. The restrictions on 160,000, 32,000, 32,000, 32,000, and 32,000 shares, respectively, awarded to Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge, respectively, all awarded in 1999, lapse as to 37 1/2% and 62 1/2%, respectively, on the second and third annual anniversary dates of the award, but only to the extent that the performance criteria established by the Compensation Committee on the date of the grant are achieved. The restrictions on 6,000, 6,000, and 10,000 shares, respectively, awarded to Mr. McMullen, lapse in 2001, 2002, and 2003, respectively. The restrictions on 4,000, 4,000, and 8,000 shares, respectively, awarded to Mr. Heschel, lapse in 2001, 2002, and 2003, respectively. The restrictions on 8,000 shares awarded to Mr. McGeorge lapse in equal amounts in 2001 and 2002. The Company is currently prohibited by contract from paying cash dividends on its common stock, but, should this prohibition be lifted, dividends, as and when declared, would be payable on these shares.

(3) Represents options granted during the respective fiscal year. Eighty-three percent of the options granted vest for equal number of shares in the five succeeding years from the date of grant. The other seventeen percent vest based on the performance of the Company's common stock, as more particularly described below. Options terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights ("SARs") were granted in any of the three years presented.

(4) These amounts represent the value of restricted stock that vested during the period presented, previously reported as Long-Term Compensation Awards.

(5) For 2000, these amounts include the Company's matching contribution under The Kroger Co. Savings Plan in the amounts of $510, $1,020, $1,020, $510, and $1,020 respectively, for Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge and reimbursement of certain premiums for policies of life insurance in the amounts of $75,000, $18,060, $8,717, $39,453, and $21,040, respectively, for Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge.

(6) The amounts shown in this row reflect the transition period of January 3 -- January 30, 1999, due to the change in the Company's fiscal year.

(7) $25,125 of this amount represents an additional payment to Mr. McGeorge pursuant to the Company's relocation program.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS
      The Company has in effect employee stock option plans pursuant to which options to purchase common stock of the Company are granted to officers and other employees of the Company and its subsidiaries. A portion of the stock option grants made in 2000 to key executives of the Company, including the named executive officers, are performance-based options. Those options vest during the first four years from the date of grant only if the Company's stock price has achieved an 81% appreciation from the option price. Thereafter, those options vest if the Company's stock price has achieved a minimum of a 16% appreciation per annum from the date of grant or 280% appreciation, whichever is less. If not earlier vested, the performance-based options vest nine years and six months after the date of grant. The following table shows option grants in fiscal year 2000 to the named executive officers:

                                   OPTION/SAR GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------
                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                              ASSUMED RATES OF STOCK PRICE
                             INDIVIDUAL GRANTS                                APPRECIATION FOR OPTION TERM
---------------------------------------------------------------------------   -----------------------------
                        NUMBER OF
                        SECURITIES     % OF TOTAL
                        UNDERLYING    OPTIONS/SARS   EXERCISE
                       OPTIONS/SARS    GRANTED TO     OR BASE
                       GRANTED (1)    EMPLOYEES IN     PRICE     EXPIRATION
        NAME               (#)        FISCAL YEAR    ($/SHARE)      DATE      0%        5%          10%
-----------------------------------------------------------------------------------------------------------
Joseph A. Pichler        360,000          5.19%       $16.59     2/10/2010    $0    $3,756,871   $9,520,648
David B. Dillon          210,000          3.03%       $16.59     2/10/2010    $0    $2,191,508   $5,553,711
W. Rodney McMullen       150,000          2.16%       $16.59     2/10/2010    $0    $1,565,363   $3,966,937
Michael S. Heschel       150,000          2.16%       $16.59     2/10/2010    $0    $1,565,363   $3,966,937
Don W. McGeorge          150,000          2.16%       $16.59     2/10/2010    $0    $1,565,363   $3,966,937

------------
(1) No SARs were granted or outstanding during the fiscal year. Half of these options vest in equal number of shares on the five annual anniversary dates of the date of grant. The other half vest as described above this chart. The options terminate in 10 years if not earlier exercised or terminated.

      The assumptions set forth in the chart above are merely examples and do not represent predictions of future stock prices or a forecast by the Company with regard to stock prices.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES
      The following table shows information concerning the exercise of stock options during fiscal year 2000 by each of the named executive officers and the fiscal year-end value of unexercised options:

        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES TABLE
-------------------------------------------------------------------------------------------------------
                                                               NUMBER OF
                                                              SECURITIES
                                                              UNDERLYING          VALUE OF UNEXERCISED
                             SHARES                           UNEXERCISED             IN-THE-MONEY
                            ACQUIRED                        OPTIONS/SARS AT           OPTIONS/SARS
                               ON                           F/Y END (1) (#)        AT F/Y END (1) ($)
                            EXERCISE         VALUE           EXERCISABLE/             EXERCISABLE/
           NAME               (#)         REALIZED ($)       UNEXERCISABLE           UNEXERCISABLE
-------------------------------------------------------------------------------------------------------
Joseph A. Pichler            260,000       $4,251,236       680,000/638,000      $11,108,885/$3,276,940
David B. Dillon              100,000       $1,623,066       476,000/368,000      $ 7,888,753/$1,950,476
W. Rodney McMullen            60,000       $  949,750       338,000/262,000      $ 5,539,770/$1,428,159
Michael S. Heschel                 0       $        0        94,334/249,000      $ 1,040,416/$1,388,482
Don W. McGeorge                    0       $        0       271,800/259,200      $ 4,166,129/$1,486,508

------------
(1) No SARs were granted or outstanding during the fiscal year.

COMPENSATION COMMITTEE REPORT
      The Company's compensation policies are applicable to virtually all levels of its work force, including its executive officers. These policies require the Company to:

      - be competitive in total compensation;

      - include, as part of total compensation, opportunities for equity ownership;

      - use incentives that offer more than competitive compensation when the Company achieves superior results;

      - base incentive payments on earnings before interest, taxes, depreciation, amortization, and LIFO charges ("EBITDA") and on sales results.

      Accordingly, the Company's compensation plans include grants of stock options for executive, management, and some hourly employees. In determining the size of option grants to the Chief Executive Officer and the other executive officers, the Compensation Committee considers, without use of a formula, competitive practices among retailers, the individual executive officer's level within Kroger, and the level of past awards of stock options and restricted stock to the individual.
      The 1999 Long-Term Incentive Plan, approved by the shareholders at the Annual Meeting in 1999, authorized the issuance of 20,000,000 shares of common stock. During 2000, Kroger granted 7,472,000 stock options to approximately 10,000 employees throughout the Company. The number of options granted and the number of employees receiving options was typical of grants made in the past several years considering the effect of the merger of Kroger and Fred Meyer, Inc. in 1999. The Company expects to continue to use a broad-based stock option program as a means of attracting and retaining employees, due to the direct relationship between value received by the optionee and shareholder return.
      The Compensation Committee establishes the fixed portion of executive officer cash compensation, or salary, by considering internal equity and competitor salary data as described below. Additionally, a large percentage of employees at all levels of the organization, including executive officers, are eligible to receive a bonus incentive based upon Company or unit performance. Bonus potentials for executives are established by level within the Company, and actual payouts are based on achievement of sales and EBITDA targets. Actual payouts can exceed these potentials if results exceed the targets. Approximately 50% of total potential cash compensation of the executive officers is based on Company or unit EBITDA and sales performance.

      The Committee establishes salaries for executive officers that generally are at or above the median of compensation paid by peer group companies for comparable positions (where data for comparable positions are available) with a bonus potential that, if realized, would cause their total cash compensation to be in the upper quartile of peer group compensation. In 1998, the Compensation Committee engaged two outside consultants, Towers Perrin and SCA Consulting, Inc., to determine whether the compensation of executive officers actually met this compensation philosophy. Each consultant independently concluded that cash compensation for the Chief Executive Officer and the other executive officers fell short of the Committee's goal. Accordingly, the Committee determined to make appropriate adjustments to salaries and bonuses over a two-year period. The Committee engaged the same consultants in 1999. The Committee believes that the compensation of the executive officers meets the Committee's objectives.
      The Company's outstanding performance in 2000 is reflected by bonuses paid for all executive officers. Excluding Mr. Covert, executive officers earned 80.36% of their bonus potentials. Mr. Covert earned 118.11% of his bonus potential, as his bonus plan is based on the performance of the manufacturing group's operation in addition to the Company's as a whole. The Committee determined that the bonus calculation for 2000 for all employees, including the executive officers, should exclude the effect of the restatement of the Company's earnings. The Committee concluded that the Company had achieved the high end of its 16-18% earnings per share growth target for 2000, even after taking the restatement into account.
      Contemporaneous with the closing of the Fred Meyer merger, each of the named executive officers, along with approximately 150 other executives, received an award of performance-based restricted stock. The restrictions on these awards lapse only if the Company achieves or exceeds the expected cost savings from the Fred Meyer merger.
      The compensation of Kroger's Chief Executive Officer is determined annually pursuant to the policies described above. Mr. Pichler's variable compensation or bonus for the last fiscal year, which represented 80.36% of his bonus potential, reflects the extent to which the Company achieved the EBITDA and sales targets that were established by this Committee at the beginning of the year. The value of stock options granted to Mr. Pichler in the last fiscal year fluctuates based on the Company's performance in the stock market.
      Mr. Pichler is party to an employment contract with the Company that is more particularly described elsewhere in the proxy statement. (See p. 20). That agreement establishes minimum compensation at levels below his total compensation determined in consideration of the factors identified above.
      The Omnibus Budget Reconciliation Act of 1993 places a $1,000,000 limit on the amount of certain types of compensation for each of the executive officers that is tax deductible by the Company. The Company believes that its 1999 Long-Term Incentive Plan, under which stock option grants and restricted stock awards were made to the executive officers, complies with the Internal Revenue Service's regulations on the deductibility limit. Accordingly, the compensation expense incurred thereunder should be deductible. The Company continues to consider modifications to its other compensation programs based on the regulations. The Company's policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports the Company's compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is tax deductible by the Company.

Compensation Committee:
     T. Ballard Morton, Jr., Chair
     John T. LaMacchia, Vice-Chair
     John L. Clendenin
     Thomas H. O'Leary
     Bruce Karatz

PERFORMANCE GRAPH
      Set forth below is a line graph comparing the five year cumulative total shareholder return on the Company's common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the Peer Group comprised of major food companies:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  OF THE KROGER CO., S&P 500 AND PEER GROUP**
                                    [GRAPH]

                                                         KROGER                      S&P 500                   PEER GROUP
                                                         ------                      -------                   ----------
1995                                                     100.00                      100.00                      100.00
1996                                                     123.75                      122.96                      125.31
1997                                                     177.26                      163.98                      163.20
1998                                                     323.75                      210.85                      254.38
1999                                                     177.26                      238.58                      145.31
2000                                                     263.38                      238.15                      169.70

      Prior to fiscal year 1999, the Company's fiscal year ended on the Saturday closest to December 31. Beginning in 1999, the Company's fiscal year ends on the Saturday closest to January 31. Performance for 1999 includes the 28-day transition period resulting from the fiscal year change.
------------
   *Total assumes $100 invested on December 31, 1995, in The Kroger Co., S&P 500
    Index, and major food companies (the "Peer Group"), with reinvestment of dividends.
  **The Peer Group consists of Albertson's, Inc., American Stores Company,
    Fleming Companies, Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific Tea Company, Inc., Safeway Inc., Supervalu Inc., The Vons Companies, Inc., and Winn-Dixie Stores, Inc. The Vons Companies, Inc. was acquired by Safeway Inc. on June 16, 1997. Giant Food Inc. was acquired by Koninklijke Ahold N.V. on December 14, 1998. American Stores Company was acquired by Albertson's, Inc. on June 23, 1999. As a result, Vons, Giant Food, and American Stores are excluded from this performance graph beginning with the year of their acquisition.

      The Company's peer group is composed of major food companies with which the Company competes.
      Neither the foregoing Compensation Committee Report nor the foregoing Performance Graph will be deemed incorporated by reference into any other filing, absent an express reference thereto.

                         COMPENSATION PURSUANT TO PLANS

      The Company maintains various benefit plans that are available to management and certain other employees. The Company derives the benefit of certain tax deductions as a result of its contributions to some of the plans. Each of the executive officers of the Company was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN
      The Company adopted The Kroger Co. Employee Protection Plan ("KEPP") during fiscal 1988 and renewed the plan in 1993 and in 1998. All management employees, including the executive officers, and administrative support personnel of the Company with at least one year of service are covered. KEPP provides for severance benefits and the extension of Company paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of the Company (as defined in the plan). For persons over 40 years of age with more than six years of service, severance pay ranges from approximately 9 to 18 months' salary and bonus, depending upon Company pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control, and will expire in 2003 unless renewed by the Board of Directors.

PENSION PLAN
      The Company maintains The Kroger Consolidated Retirement Benefit Plan (the "Plan") that is the surviving defined benefit plan upon the merger of its other defined benefit plans, including the Dillon Companies, Inc. Pension Plan. The Plan generally provides for pension benefits under several formulas, including a cash balance formula under which the Company credits five percent of eligible compensation (up to the IRS limit) with interest, to the accounts of recent and future participants. For other participants, the Plan provides for unreduced benefits, beginning at age 62, equal to 1 1/2 times the years of service, after attaining age 21 (or, for participants prior to January 1, 1986, after attaining age 25), times the highest average earnings for any five years during the 10 calendar years preceding retirement, less an offset tied to Social Security benefits. The Company also maintains The Kroger Co. Consolidated Retirement Excess Benefit Plan, the surviving Excess Benefit Plan upon the merger of its other excess benefit plans. The following table gives an example of annual retirement benefits payable on a straight-life basis under the formula under the Plan applicable to the named executive officers.

                                                YEARS OF SERVICE
     FIVE YEAR         -------------------------------------------------------------------
AVERAGE REMUNERATION      15         20         25         30          35           40
--------------------   --------   --------   --------   --------   ----------   ----------
     $  150,000        $ 33,750   $ 45,000   $ 56,250   $ 67,500   $   78,750   $   90,000
        250,000          56,250     75,000     93,750    112,500      131,250      150,000
        450,000         101,250    135,000    168,750    202,500      236,250      270,000
        650,000         146,250    195,000    243,750    292,500      341,250      390,000
        850,000         191,250    255,000    318,750    382,500      446,250      510,000
        900,000         202,500    270,000    337,500    405,000      472,500      540,000
      1,200,000         270,000    360,000    450,000    540,000      630,000      720,000
      1,500,000         337,500    450,000    562,500    675,000      787,500      900,000
      1,800,000         405,000    540,000    675,000    810,000      945,000    1,080,000
      2,200,000         495,000    660,000    825,000    990,000    1,155,000    1,320,000

No deductions have been made in the above table for offsets tied to Social Security benefits.

      Remuneration earned by Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge in 2000, which was covered by the Plan, was $1,929,489, $1,094,802, $863,907, $839,922, and $751,247, respectively. As of February 3, 2001, they had
19, 25, 15, 9 and 21 years of credited service, respectively, under the Plan's formulas.

DILLON PROFIT SHARING PLAN
      Dillon Companies, Inc. maintains the Dillon Employees' Profit Sharing Plan. Joseph A. Pichler and David B. Dillon, respectively, have six and 20 years of credited service in the Profit Sharing Plan and the Dillon Pension Plan formula mentioned in the preceding section, but no further credited service will be accrued for them under those plans.
      Under the Profit Sharing Plan, Dillon and each of its participating subsidiaries contributes a certain percentage of net income, determined annually, to be allocated among participating employees based on the percent that the participating employee's total compensation bears to the total compensation of all participating employees employed by the particular Dillon division or subsidiary. On participating employees' termination upon attaining the age 60, death or disability, they are entitled to their full contribution account balance. Under the Dillon Pension Plan formula, the normal retirement benefit for eligible employees is a certain percentage of average compensation during a certain period of employment multiplied by the years of credited service (in some of these plans there is a maximum period of credited service), minus the benefit provided by the Profit Sharing Plan (except as may be limited by provisions of ERISA).
      The following table shows the estimated annual pension payable upon retirement to persons covered by the Dillon Pension Plan formula. Benefits payable under the Profit Sharing Plan may exceed the amount payable under the Pension Plan formula, and participants are entitled to the greater of the two. The table does not reflect benefits payable under the Dillon Profit Sharing Plan, since benefits under that plan are not determined by years of service, and no deductions have been made in the table for offsets tied to Social Security benefits.

                                      YEARS OF SERVICE
  AVERAGE      ---------------------------------------------------------------
COMPENSATION      15         20         25         30         35         40
------------   --------   --------   --------   --------   --------   --------
  $150,000     $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
   250,000       56,250     75,000     93,750    112,500    131,250    150,000
   450,000      101,250    135,000    168,750    202,500    236,250    270,000
   650,000      146,250    195,000    243,750    292,500    341,250    390,000
   850,000      191,250    255,000    318,750    382,500    446,250    510,000

The amounts contributed by Dillon and its subsidiaries pursuant to these retirement plans are not readily ascertainable for any individual, and thus are not set forth above. Recent participants in these plans now participate instead in the cash balance formula discussed in the previous section.

EMPLOYMENT CONTRACTS
      The Company entered into an amended and restated employment agreement with Mr. Pichler dated as of July 22, 1993. During his employment, the Company agrees to pay Mr. Pichler at least $420,000 a year, unless the amount is reduced due to adverse business conditions. Mr. Pichler's employment may be terminated at the discretion of the Board of Directors. The contract also provides that the Company will continue to pay Mr. Pichler's salary to his beneficiary for a period of five years after a termination of employment resulting from his death, or will pay to Mr. Pichler his salary for a term equal to the lesser of five years or until October 4, 2005, if Mr. Pichler's termination of employment results from his involuntary separation. The Company also has agreed to reimburse Mr. Pichler for premiums on a policy of life insurance plus the tax effects of that reimbursement. After his termination of employment for any reason after age 62, if he is not entitled to receive the salary continuation described above, Mr. Pichler will, in exchange for his availability to provide certain consulting services, then receive each year until his death an amount equal to 25% of the highest salary paid him during the term of this agreement.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

      As of March 7, 2001, the directors of the Company, the named executive officers and the directors and executive officers as a group, beneficially owned shares of the Company's common stock as follows:

                                                                          AMOUNT AND
                                                                     NATURE OF BENEFICIAL
                            NAME                                          OWNERSHIP
------------------------------------------------------------------------------------------------
Reuben V. Anderson..........................................            32,800(1)
Robert D. Beyer.............................................             3,612(2)
John L. Clendenin...........................................            32,800(3)
David B. Dillon.............................................         1,284,653(4)(5)(6)
Michael S. Heschel..........................................           232,915(4)(6)
Carlton J. Jenkins..........................................             2,204(2)
Bruce Karatz................................................             7,506(2)
John T. LaMacchia...........................................            32,800(1)
Edward M. Liddy.............................................            22,400(7)
Don W. McGeorge.............................................           459,774(4)(6)(8)
W. Rodney McMullen..........................................           557,425(4)(6)
Clyde R. Moore..............................................             6,800(3)
T. Ballard Morton, Jr. .....................................            68,800(1)
Thomas H. O'Leary...........................................            32,800(1)
Katherine D. Ortega.........................................            35,156(1)
Joseph A. Pichler...........................................         2,055,197(4)(6)(9)
Steven R. Rogel.............................................            15,828(2)
Martha Romayne Seger........................................            33,600(1)
Bobby S. Shackouls..........................................             2,800(2)
James D. Woods..............................................            32,800(1)
Directors and Executive Officers as a group (including those
  named above)..............................................         7,300,662(4)(6)(10)(11)

--------------------------------------------------------------------------------

 (1) This amount includes 28,800 shares that represent options exercisable on or before May 6, 2001.

 (2) This amount includes 800 shares that represent options exercisable on or before May 6, 2001.

 (3) This amount includes 4,800 shares that represent options exercisable on or before May 6, 2001.

 (4) This amount includes shares that represent options exercisable on or before May 6, 2001, in the following amounts: Mr. Dillon, 518,000; Mr. Heschel, 123,834; Mr. McGeorge, 327,873; Mr. McMullen, 369,000; Mr. Pichler,
     750,000; and all directors and executive officers as a group, 4,029,563.

 (5) This amount includes 314,078 shares owned by Mr. Dillon's wife and children, and 54,024 shares in his children's trust. Mr. Dillon disclaims beneficial ownership of these shares.

 (6) The fractional interest resulting from allocations under Kroger's 401(k) plan has been rounded to the nearest whole number.

 (7) This amount includes 12,800 shares that represent options exercisable on or before May 6, 2001.

 (8) This amount includes 9,903 shares and 26,573 options owned by Mr. McGeorge's wife (options exercisable on or before May 6, 2001).

 (9) This amount includes 34,760 shares owned by Mr. Pichler's wife. Mr. Pichler disclaims beneficial ownership of these shares.

(10) The figure shown includes an aggregate of 14,258 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.

(11) No director or officer owned as much as 1% of the common stock of the Company. The directors and executive officers as a group beneficially owned 0.9% of the common stock of the Company.

      As of March 7, 2001, the following persons reported beneficial ownership of the Company's common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

                                                                                              AMOUNT
                                                                                               AND
                                                                                            NATURE OF     PERCENTAGE
                       NAME                               ADDRESS OF BENEFICIAL OWNER       OWNERSHIP      OF CLASS
--------------------------------------------------------------------------------------------------------------------
AXA Assurances                                       370, rue Saint Honore                  48,521,113        5.9%
I.A.R.D. Mutuelle                                    75001 Paris, France
The Kroger Co. Savings Plan                          1014 Vine Street                       75,831,256(1)     9.3%
                                                     Cincinnati, OH 45202
Oppenheimer Capital                                  1345 Avenue of the Americas            41,240,617        5.1%
                                                     New York, NY 10105-4800

------------
(1) Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Those officers, directors, and shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 2000 all filing requirements applicable to its officers, directors and 10% beneficial owners were timely satisfied except that Mr. Geoffrey Covert filed a Form 5 reporting the sale of 3,400 shares of stock that inadvertently was not reported on a prior Form 4 during 2000, Mr. Carver Johnson filed a Form 5 reporting the acquisition of 10,000 stock options that inadvertently was not reported during 1999, Ms. Lynn Marmer filed a Form 4 reporting the sale of 600 shares of stock that inadvertently was not reported on a prior Form 4 during 2000, and Mr. James Thorne filed a Form 4 reporting the sale of 5,000 shares of stock (held indirectly by his wife) that inadvertently was not reported on a prior Form 4 during 2000.

                             AUDIT COMMITTEE REPORT

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. During fiscal 2000, the Audit Committee developed an updated charter for the Audit Committee, which was approved by the Board of Directors. The complete text of the new charter is reproduced in the appendix to this proxy statement. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. The Audit Committee held three meetings during fiscal year 2000. At each meeting, the Audit Committee met with the Company's internal auditor and PricewaterhouseCoopers LLP, in each case without management present, to discuss the results of their audits, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

      Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

      In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company's independent public accountants, PricewaterhouseCoopers LLP. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication With Audit Committees."

      With respect to the Company's independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees."

      Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended February 3, 2001, as filed with the Securities and Exchange Commission.

      This report is submitted by the Audit Committee.

Katherine D. Ortega, Chair
T. Ballard Morton, Jr., Vice Chair
Reuben V. Anderson
Carlton J. Jenkins
Clyde R. Moore

      Neither the foregoing Audit Committee Report nor the attached Audit Committee charter will be deemed incorporated by reference into any other filing, absent an express reference thereto.

                             SELECTION OF AUDITORS
                                  (ITEM NO. 2)

      The Board of Directors, on April 6, 2001, appointed the firm of PricewaterhouseCoopers LLP as Company auditors for 2001, subject to ratification by shareholders. This appointment was recommended by the Company's Audit Committee, comprised of directors who are not employees of the Company. If the firm is unable for any reason to perform these services, or if selection of the auditors is not ratified, other independent auditors will be selected to serve. Ratification of this appointment requires the adoption of the following resolution by the affirmative vote of the holders of a majority of the shares represented at the meeting:

     "RESOLVED, That the appointment by the Board of Directors of PricewaterhouseCoopers LLP as Company auditors for 2001 be, and it hereby is, ratified."

      A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

      THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

  Disclosure Of Auditor Fees

      The following is a description of the fees billed to Kroger by PricewaterhouseCoopers LLP during the year ended February 3, 2001:

          Audit Fees: Audit fees paid by the Company to PricewaterhouseCoopers LLP in connection with PricewaterhouseCoopers LLP's review and audit of the Company's annual financial statements for the year ended February 3, 2001, and PricewaterhouseCoopers LLP's review of the Company's interim financial statements included in the Company's Quarterly Reports on Form 10-Q during the year ended February 3, 2001, totaled $1,026,550.

          Financial Information Systems Design and Implementation Fees: The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the year ended February 3, 2001.

          All Other Fees: Fees billed to the Company by PricewaterhouseCoopers LLP during the year ended February 3, 2001, for all other non-audit services rendered to the Company totaled $1,057,193

      The Audit Committee has determined that the provision of services rendered above for (a) financial information systems design and implementation fees, and
(b) all other fees, is compatible with maintaining PricewaterhouseCoopers LLP's independence.

                              SHAREHOLDER PROPOSAL
                                  (ITEM NO. 3)

      The Company has been notified by The Teamster Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington, DC 20001, the beneficial owner of 100,700 shares of Kroger common stock and by Larry Lee Hogue, 385 Davis Road, Hiram, Georgia 30141, the beneficial owner of 170 shares of Kroger common stock, that they intend to propose the following resolution at the annual meeting:

      RESOLVED: That the stockholders of The Kroger Company ("Kroger" or "the Company") urge the Board of Directors to take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director election. The Board's declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

      SUPPORTING STATEMENT: Kroger's Board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

      Companies often defend classified boards by suggesting that they preserve continuity. We think continuity is insured through director re-elections.

      We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of Kroger's board and introduce new perspectives.

      In addition, a declassified board allows the company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year. A declassified board can help give Kroger the flexibility it needs as it moves into the next century.

      Shareholders at many companies are voting to declassify their board of director elections. This past year, majorities of the shares voting on proposals, voted to declassify boards at many companies, including: Baxter International (60.4%), Eastman Chemical (70%), Eastman Kodak (60.7%), Lonestar Steakhouse & Saloon, Inc. (79%), Silicon Graphics (81.1%), United Health Group (75.7%), Weyerhaeser (58%) and Kmart(1) (68.5%). In 1999, shareholders voted to declassify boards with a majority at Cendant, Cooper Tire & Rubber, Kaufman & Broad Home, Oregon Steel and Tenneco. In 1998, Walt Disney Company agreed to change the by-laws after the resolution passed with 65% of the vote. More than 70% of shares voting on the proposal demanded the same at Fleming and Eastman Kodak.

      In each of the past two years, a majority of the shares voting on the proposal, voted FOR declassification. In 1999 and 2000, 52% and 63.5% of shares cast on the proposal respectively, voted to declassify their company's Board of Directors.

      By adopting annual elections, Kroger can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

      We urge you to vote YES for this proposal.

---------------

(1)At Kmart, the proposal was binding and received 68.5% of ballots cast, 45.78% of shares outstanding. Kmart's by-laws require support of 58% of shares outstanding.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      At the annual meeting held in May 1999, the shareholders adopted a proposal requesting the Board of Directors to take those steps necessary to provide for the annual election of all directors. Approximately 101 million shares were voted in favor of the proposal. This amount was approximately 52.4% of the shares voted and 39.7% of the then-outstanding shares entitled to vote. The Board's Corporate Governance Committee considered the issue at its July 1999 meeting and recommended that the Board consult with outside advisors before deciding on a course of action. At its regularly scheduled meeting held in December 1999, the Board, in consultation with its outside advisors, discussed and considered (A) election of all directors on an annual basis as recommended in the proposal, (B) election of all directors every three years as suggested in another shareholder letter, and (C) retaining the current "classified" method of electing directors. The Board determined that it is in the best interests of shareholders and other affected constituents to retain the current classified Board structure. A similar proposal was adopted by shareholders at the annual meeting held in June 2000. In January 2001 the Corporate Governance Committee reviewed the shareholder proposal and recommended to the Board that no action be taken.

      The Board of Directors believes that the classification gives the Board a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of the Company. This should permit more effective long-term strategic planning in use of Company resources. The Board believes the continuity and quality of leadership that results from the classified Board can create long-term value for the shareholders.

      A classified Board also reduces the possibility of a sudden or surprise change in majority control of the Board. It also has the effect, in tandem with the warrant dividend plan adopted in 1986 and extended for 10 years in 1996, of impeding disruptive and inequitable tactics that have become relatively common corporate take-over practices. Without the classified board, the beneficial effects of the warrant dividend plan could be circumvented by a third party.

      In the event of a hostile take-over attempt, the fact that approximately two-thirds of the Board members have tenure for more than a year would encourage initiation of arms-length discussions with the Board. The Board is in the best position to evaluate and negotiate a transaction that is in the best interest of shareholders and other affected constituencies.

      Directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if all were elected annually or every three years. The same standards of performance apply to all directors regardless of the term of service. The shareholders always retain the ability to replace directors or propose and elect alternate nominees for the class of directors to be elected each year. Therefore, shareholders continue to enjoy a significant opportunity to express their views regarding the Board's performance and to influence the Board's composition.

EFFECT OF ADOPTION

      If approved, this proposal will serve as a recommendation to the Board of Directors to take the necessary steps to eliminate the classified Board, but it will not declassify the board. If the proposal is adopted, and if the Board subsequently agrees with the recommendation, implementation of the proposal would require the modification of Kroger's regulations regarding the terms of directors. In accordance with amendments to the regulations approved by Kroger shareholders in 1986, the necessary modification of the regulations to implement annual election of all Board members requires the favorable vote at a subsequent shareholders' meeting of the holders of at least 75% of the then-outstanding shares of voting stock of Kroger.

                              SHAREHOLDER PROPOSAL
                                  (ITEM NO. 4)

      The Company has been notified by Walden Asset Management, 40 Court Street, Boston, Massachusetts 02108, the beneficial owner of 2,200 shares of Kroger common stock, along with three other co-sponsors whose names, addresses and holdings will be provided to any shareholder upon request, that it intends to propose the following resolution at the annual meeting:

WHEREAS:

      International markets for genetically engineered (GE) foods are threatened by extensive resistance:

      - Europe's larger food retailers, including Tesco, Sainsbury Group, Carrefour, and Rewe, have committed to removing GE ingredients from their store-brand products, as have U.S. retailers Whole Foods Market, Wild Oats Markets, and Genuardi's Family Markets;

      - In the UK, three fast-food giants -- McDonald's, Burger King, and Kentucky Fried Chicken -- are eliminating GE soy and corn ingredients from their menus;

      - McCain Foods of Canada, the world's largest potato and frozen French fry processor, announced it would no longer accept genetically engineered Bt potatoes for their brand-name products (11/99);

      - Gerber Products Co. announced in July 1999 that it would not allow GE corn or soybeans in any of their baby foods;

      - Frito Lay, a division of Pepsico, asked farmers that supply corn for Frito Lay chips to provide only non-genetically engineered corn (1/2000);

      - Philip Morris' Kraft Foods had to recall 2.5 million taco shells containing GE corn not approved for human consumption (9/2000);

      - Once in effect, the Biosafety Protocol, approved by representatives of more than 130 countries (1/2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled "may contain" GEOs, and countries can decide whether to import those commodities based on a scientific risk assessment.

      There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment;

      - The USDA has acknowledged (7/13/1999) the need to develop a comprehensive approach to evaluating long-term and secondary effects of GE products;

      - Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;

      - Research has shown that Bt crops are building up Bt toxins in the soil, thereby disturbing soil ecology and impacting beneficial organisms and insects (12/1999, 5/2000);

      - The National Academy of Sciences report, Genetically Modified Pest-Protected Plants, recommends development of improved methods for identifying potential allergens in genetically engineered pest-protected plants. The report found the potential for gaps in regulatory coverage. (4/2000)

      In the U.S., we have a long tradition of citizens' "right to know" as expressed in laws requiring nutritional labeling of foods:

      - Several polls in the U.S. show that a majority of people surveyed want GE food to be labeled as such;

      - GE crops may incorporate genes from animal species. Individuals wishing to avoid them for religious or ethical reasons cannot unless they are labeled;

      - The European Union requires labeling of GE foods, and labeling has been proposed by governmental authorities in Japan, New Zealand, South Korea and Australia.

      RESOLVED: Shareholders request the Board of Directors to adopt a policy of labeling and identifying all products sold under its brand names or private labels that may contain genetically engineered crops, organisms, or products thereof, where feasible, unless long-term safety testing has shown that they are not harmful to humans, animals, and the environment; and reporting to the shareholders by August 2001.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      A comparable proposal was submitted by the primary proponent at last year's annual meeting of shareholders, and was soundly defeated. Approximately 21 million shares were voted in favor of the proposal. This represents less than 4% of the shares voted and approximately 2.6% of the then-outstanding shares entitled to vote.

      We share and actively support our customers' interests in food safety. We also believe consumers have a right to relevant information about the food they buy so that they can make informed purchasing decisions. As a retailer, however, we are neither qualified nor entitled to establish food safety regulations and labeling requirements.

      To date, the Food and Drug Administration, the Environmental Protection Agency, the U.S. Department of Agriculture, the World Health Organization, the American Medical Association, and the American Dietetic Association have generally endorsed the use of genetic modification and food biotechnology and stand firmly behind their safety. The FDA already requires labeling of genetically engineered foods if the food is significantly changed from its traditional form (for instance, if the nutritional content is altered), or if there is a potential health or safety effect (such as the presence of an allergen). We believe that the FDA's regulations in this area are based on sound scientific principles, and that the FDA possesses the best available safety and risk assessment procedures. Moreover, we believe that the FDA and other regulatory authorities who are charged with protecting the health and safety of the public and the environment are the proper entities, rather than a retailer like Kroger, to evaluate and make judgments about the sale and labeling of genetically engineered products. Kroger complies, and will continue in the future to comply, with all government food labeling regulations.

      The proponents suggest that Kraft's recall last year of taco shells in some way was required because the corn used to produce the product was genetically engineered. In fact, the recall was undertaken by Kraft, not because of genetic modification, but because the corn had only been approved for animal feed but not for human food use.

      This proposal is not practicable because Kroger would have serious difficulty determining what constitutes "genetically engineered crops, organisms, or products thereof." FDA Commissioner Jane E. Henney, M.D. has stated that virtually all crops have been genetically modified through traditional plant breeding for more than 100 years. Even if we could determine what constituted "genetically engineered" ingredients, we believe it is currently impracticable for us to identify which of our private label products contain these ingredients. We understand that certain genetically engineered ingredients are so similar to their unmodified counterparts that they are virtually undetectable with current testing techniques. It would be impracticable (even if we had the testing capability) for our quality assurance operations to identify all genetically engineered foods in our private label products and to label them accordingly. Moreover, we do not believe we could require food manufacturers to test for and label genetically engineered ingredients that may be used in our private label products. Therefore, we do not believe it would be possible for Kroger to enforce the policy requested by the proposal.

      We also understand that the use of genetic engineering with respect to certain staple foods (such as soybeans) is widespread in the U.S. Even when these foods are produced in unmodified form, under current practices they are combined with other genetically engineered foods during storage and distribution, making it extremely difficult, if not impossible, for us to obtain these staple foods, in an unmodified or uncombined form, in sufficient quantities for sale or processing of private label food products.

      If we were simply to label all of our private label products as possibly, but not necessarily, containing genetically engineered ingredients, we would face additional problems. Labeling a product to say that it "may" contain genetically engineered ingredients would not advance the consumer's ability to make an informed choice, would create confusion and would likely place Kroger's products at a competitive disadvantage. Because other products would not be required to carry the same label information, consumers who are concerned about genetically engineered ingredients might choose a competing product which itself might contain genetically engineered ingredients but not be so labeled while the Kroger label product would be labeled as "possibly" containing genetically engineered ingredients even if it did not. Moreover, because private label products are intended generally to provide a lower-priced alternative to national brand items, they tend to follow the national brands regarding product specifications and in response to consumer trends. Kroger would likely face significant competitive harm if it were required to take a novel position in the market regarding the use and labeling of genetically engineered ingredients in its private label products.

      Accordingly we believe that this proposal is impracticable and, even if it could be implemented, could put Kroger at a competitive disadvantage.
                          ---------------------------

      SHAREHOLDER PROPOSALS--2002 ANNUAL MEETING. Shareholder proposals intended for inclusion in the Company's proxy material relating to the Company's annual meeting in June 2002 should be addressed to the Secretary of the Company and must be received at the Company's executive offices not later than January 10, 2002. These proposals must comply with the proxy rules established by the Securities and Exchange Commission. In addition, the proxy solicited by the Board of Directors for the 2002 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless the Company is provided with notice of the proposal before March 26, 2002.
                          ---------------------------

      Attached to this Proxy Statement is the Company's 2000 Annual Report which includes a brief description of the Company's business indicating its general scope and nature during 2000, together with the audited financial information contained in the Company's 2000 report to the Securities and Exchange Commission on Form 10-K. A COPY OF THAT REPORT IS AVAILABLE TO SHAREHOLDERS ON REQUEST BY
WRITING: LAWRENCE M. TURNER, VICE PRESIDENT AND TREASURER, THE KROGER CO., 1014 VINE STREET, CINCINNATI, OHIO 45202-1100 OR BY CALLING 1-513-762-1220. The Company's SEC filings are available to the public from the SEC's web site at http://www.sec.gov.
      The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

                                             By order of the Board of Directors,

                                             Paul W. Heldman, Secretary

                                                                        APPENDIX

                            AUDIT COMMITTEE CHARTER

  I.   Purpose

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding The Kroger Co.'s financial reporting and accounting practices. Consistent with this objective, the Audit Committee shall, following consultation with management, including counsel to the Company and the Vice President of Auditing, and the Company's independent auditors, undertake on behalf of the full Board of Directors the reviews specified herein.

  II.   Composition

      The Audit Committee shall be comprised of three or more directors, as determined by the Board of Directors, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a member of the Audit Committee.

      All members of the Audit Committee shall have a working knowledge of basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

  III.  Meetings

      The Audit Committee shall meet at least three times each year, or more frequently as circumstances dictate. To foster open communications, the Audit Committee will meet at least annually with the independent auditors and the Vice President of Auditing separately, without members of management present, to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

  IV.  Responsibilities And Duties

      The Audit Committee shall:

       1. Review and assess, at least annually, the adequacy of this Charter. Make recommendations to the Board of Directors, as conditions dictate, to update this Charter.

       2. Review the Company's annual financial statements and any certification, report or opinion rendered by the Company's independent auditors in connection with those financial statements prior to filing with a regulatory agency.

       3. Review material changes in accounting policies, financial reporting practices and material developments in financial reporting standards brought to the attention of the Audit Committee by the Company's management or independent auditors.

       4. Review material questions of choice with respect to the appropriate accounting principles and practices to be used in the preparation of the Company's financial statements and brought to the attention of the Audit Committee by the Company's management or independent auditors.

       5. Review the performance of the independent auditors and make recommendations to the Board regarding the appointment or termination of the independent auditors. The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select; evaluate; and, where appropriate, replace the independent auditors subject to ratification by the shareowners. The independent auditors are ultimately accountable to the Audit Committee and the entire Board of Directors for such auditor's review of the financial statements and controls of the Company.

       6. Review an annual written statement, prepared by the independent auditors, delineating all relationships between the independent auditors and the Company consistent with the Independence Standards Board Standard No. 1, regarding relationships and services which may affect the independence of the independent auditors.

       7. In consultation with management, the independent auditors and the internal auditors will review the reliability and integrity of the Company's financial accounting policies and financial reporting processes and disclosure practices.

       8. Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

       9. Review annually the independent auditor's audit plan and any material findings of their reviews and management's responses.

      10. Review annually the internal audit plan and any material findings of internal audit reviews and management's responses.

      11. Review with the Company's counsel any legal matter that could have a significant effect on the Company.

      12. Approve in advance all actuarial consulting services and management consulting services, in excess of $100,000, to be performed by the independent auditors.

      The Audit Committee will consider any matters and issues that affect the safeguarding of assets, accuracy of financial statements and financial welfare of The Kroger Co. If circumstances warrant, the Audit Committee shall retain at the Company's expense independent counsel, accountants or others for such purposes as the Audit Committee, in its sole discretion, determines to be appropriate.

                               ------------------
                               2000 ANNUAL REPORT
                               ------------------


                             FINANCIAL REPORT 2000


MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

      The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.


      The Company's financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants who have been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.



      Management of the Company has established and maintains a system of internal control that provides reasonable assurance as to the integrity of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process. The policies and procedures are updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Company's financial statements, PricewaterhouseCoopers LLP completed a review of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and PricewaterhouseCoopers LLP's recommendations concerning the Company's system of internal control and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of February 3, 2001, the Company's system of internal control is adequate to accomplish the objectives discussed herein.


      Management also recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Company's code of corporate conduct, which is publicized throughout the Company. The code of conduct addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

JOSEPH A. PICHLER
Chairman of the Board and
Chief Executive Officer
J. MICHAEL SCHLOTMAN
Group Vice President and
Chief Financial Officer

                                  THE COMPANY



      The Kroger Co. (the "Company") was founded in 1883 and incorporated in 1902. As of February 3, 2001, the Company was one of the largest grocery retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company employs approximately 312,000 full and part-time employees. The principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202 and its telephone number is (513) 762-4000.



STORES



      As of February 3, 2001, the Company operated 2,354 supermarkets, most of which were leased. These supermarkets are generally operated under one of the Company's three operating formats: combination food and drug stores ("combo stores"); multi-department stores; or price impact warehouse stores. The combo stores are the Company's primary food store format. The combo stores are able to earn a return above the cost of capital by drawing customers from a 2 - 2 1/2 mile radius. The Company finds this format to be successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including "whole health" sections, pharmacies, pet centers and world-class perishables, such as fresh seafood and organic produce. The Company operates its stores under several banners that have strong local ties and brand equity.



      In addition to supermarkets, the Company operated 789 convenience stores, 77 supermarket fuel centers, and 398 jewelry stores. The Company owned and operated 693 of the convenience stores while 96 were operated through franchise agreements. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.



MERCHANDISING AND MANUFACTURING



      Corporate brand products play an important role in the Company's merchandising strategy. Supermarket divisions typically stock approximately 5,500 private label items. The Company's corporate brand products are produced and sold in three quality "tiers." Private Selection(R) is the premium quality brand designed to meet or beat the "gourmet" or "upscale" national or regional brands. The "banner brand" (Kroger, Ralphs, King Soopers, etc.), which represents the majority of our private label items, is designed to be equal or better than the national brand and carries the "Try It, Like It, or Get the National Brand Free" guarantee. FMV (For Maximum Value) is the value brand, which is designed to deliver good quality at a very affordable price.



      The majority of the corporate brand items are produced in one of the Company's manufacturing plants; the remainder are produced to strict Company specifications by outside manufacturers. Management performs a "make or buy" analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of February 3, 2001, the Company operated 42 manufacturing plants. These plants consisted of 15 dairies, 12 deli or bakery plants, five grocery product plants, five ice cream or beverage plants, three meat plants, and two cheese plants.

                            SELECTED FINANCIAL DATA

                                                                     FISCAL YEARS ENDED
                                          -------------------------------------------------------------------------
                                                         January 29,     January 2,
                                          FEBRUARY 3,       2000            1999        December 27,   December 28,
                                             2001        (52 Weeks)      (53 Weeks)         1997           1996
                                          (53 WEEKS)    (as restated)   (as restated)    (52 Weeks)     (52 Weeks)
                                          -----------   -------------   -------------   ------------   ------------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales...................................    $49,000        $45,352         $43,082        $33,927        $29,701
Gross profit............................     13,194         12,036          11,019          8,459          7,215
Earnings before extraordinary loss......        880            623             504            589            436
Extraordinary loss (net of income tax
  benefit) (A)..........................         (3)           (10)           (257)          (124)            (3)
Net earnings............................        877            613             247            465            433
Diluted earnings per share
  Earnings before extraordinary loss....       1.04           0.73            0.59           0.79           0.64
  Extraordinary loss (A)................         --          (0.01)          (0.30)         (0.16)         (0.01)
  Net earnings..........................       1.04           0.72            0.29           0.63           0.63
Total assets............................     18,190         17,932          16,604         11,718          7,889
Long-term obligations, including
  obligations under capital leases......      9,510          9,590           9,307          6,665          5,079
Shareowners' equity (deficit)...........      3,089          2,678           1,927            917           (537)
Cash dividends per common share.........        (B)            (B)             (B)            (B)            (B)

--------------------------------------------------------------------------------
(A) See Note 9 to Consolidated Financial Statements.
(B) The Company is prohibited from paying cash dividend under the terms of its Credit Agreement.

                              COMMON STOCK PRICE RANGE

                                2000                      1999
                       ----------------------    ----------------------
       QUARTER           HIGH          LOW         HIGH          LOW
-----------------------------------------------------------------------
1st..................    21.94        14.06        34.91        24.88
2nd..................    23.19        17.94        31.38        24.13
3rd..................    23.75        19.88        26.94        19.50
4th..................    27.94        22.06        24.25        14.88

      The number of shareowners of record of common stock as of April 27, 2001, was 54,673.

      Under the Company's Credit Agreement dated May 28, 1997, the Company is prohibited from paying cash dividends during the term of the Credit Agreement. The Company is permitted to pay dividends in the form of stock of the Company.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

BUSINESS COMBINATIONS

      On May 27, 1999, Kroger issued 312 million shares of Kroger common stock in connection with a merger, for all of the outstanding common stock of Fred Meyer Inc., which operates stores primarily in the Western region of the United States. On March 9, 1998, Fred Meyer issued 82 million shares of Fred Meyer common stock in connection with a merger, for all of the outstanding stock of Quality Food Centers, Inc. ("QFC"), a supermarket chain operating in the Seattle/Puget Sound region of Washington state, and in Southern California. The mergers were accounted for as poolings of interest, and the accompanying financial statements have been restated to give effect to the consolidated results of Kroger, Fred Meyer and QFC for all years presented.

      On March 10, 1998, Fred Meyer acquired Food 4 Less Holdings, Inc. ("Ralphs/Food 4 Less"), a supermarket chain operating primarily in Southern California, by issuing 44 million shares of common stock to the Ralphs/Food 4 Less stockholders. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Ralphs/Food 4 Less from the date of acquisition.

COMMON STOCK REPURCHASE PROGRAM

      On January 29, 1997, we began repurchasing common stock in order to reduce dilution caused by our stock option plans for employees. These repurchases were made using the proceeds, including the tax benefit, from options exercised. The Board of Directors authorized further repurchases of up to $100 million of common stock in October 1997. Under these plans, we made open market purchases totaling $122 million in 1998. On October 18, 1998, we rescinded the repurchase program as a result of execution of the merger agreement between Kroger and Fred Meyer. In December 1999, we began a new program to repurchase common stock to reduce dilution caused by our stock option plans for employees. This program is solely funded by proceeds from stock option exercises, including the tax benefit. In January 2000, the Board of Directors authorized an additional repurchase plan for up to $100 million of common stock. During 1999, we made open market purchases of approximately $4 million under the stock option program and $2 million under the $100 million program. On March 31, 2000, the Board of Directors authorized the repurchase of up to $750 million of Kroger common stock. This repurchase program replaced the $100 million program authorized in January 2000. During 2000, we made open market purchases of approximately $43 million under the stock option program and $539 million under the $750 million program. On March 1, 2001, the Board of Directors authorized the repurchase of an incremental $1 billion of Kroger common stock which we expect to utilize over the next 24 months based on current stock prices. This new repurchase program is in addition to the $750 million stock buyback plan.

CAPITAL EXPENDITURES

      Capital expenditures excluding acquisitions totaled $1.6 billion in 2000 compared to $1.7 billion in 1999 and $1.6 billion in 1998, most of which was incurred to construct new stores. The table below shows our supermarket storing activity:

                                                              2000     1999     1998
                                                              -----    -----    -----
Beginning of year...........................................  2,288    2,191    1,660
Opened......................................................     59      100      101
Acquired....................................................     45       78      572
Closed......................................................    (38)     (81)    (142)
                                                              -----    -----    -----
End of year.................................................  2,354    2,288    2,191
                                                              =====    =====    =====

RESTATEMENT

      The financial information included in this report reflects the effect of restatements resulting from certain intentional improper accounting practices at the Company's Ralphs subsidiary. This restatement resulted in changes to previously reported amounts in the consolidated financial statements as follows:

                                                                1999         1998
                                                              ---------    ---------
                                                               (IN MILLIONS EXCEPT
                                                                PER SHARE AMOUNTS)
                                                               INCREASE/(DECREASE)
Statement of Income
       Sales................................................  No change    No change
       Merchandise Costs....................................  $      (1)   $       5
       Operating, general and administrative................  $      30    $     (21)
       Depreciation and amortization expense................  $      (2)   $      (1)
       Net Earnings.........................................  $     (14)   $      10
       Basic earnings per common share......................  $   (0.02)   $    0.01
       Diluted earnings per common share....................  $   (0.01)   $    0.01
Balance Sheet
       Current assets.......................................  $      14    $      10
       Total assets.........................................  $     (35)   $     (32)
       Current and total liabilities........................  $     (31)   $     (42)
       Total shareowners' equity............................  $      (4)   $      10
Statement of Cash Flows
       Cash provided by operating activities................  $     (10)   $      --
       Cash provided by investing activities................  $      10    $      --

RESULTS OF OPERATIONS

      The following discussion summarizes our operating results for 2000 compared to 1999 and 1999 compared to 1998. However, 2000 results are not directly comparable to 1999 results and 1999 results are not directly comparable to 1998 results due to a 53-week year in both 2000 and 1998, recent acquisitions (see footnote 3 of the financial statements), and a change in our fiscal calendar in 1999 (the "Calendar Change"). The 1998 results include the results of Ralphs/Food 4 Less from March 10, 1998. As a result of the calendar change, results of operations and cash flows for the 28-day period ended January 30, 1999, for pre-merger Kroger are not included in the Statements of Income and Cash Flows.

  Sales

      Total sales for the 53 weeks of 2000 were $49.0 billion compared to $45.4 billion for the 52 weeks of 1999 and $43.1 billion for the 53 weeks of 1998. These sales amounts represent annual increases of 8.0% in 2000 and 5.3% in 1999. Adjusting for the change in Kroger's fiscal calendar, excluding sales from divested stores, and adjusting for a 53rd week of sales in 2000 and 1998, annual increases would have been 6.0% in 2000 and 6.1% in 1999. These increases were the results of strong store operations that helped increase identical food store sales (stores in operation and not expanded or relocated for four full quarters) by 1.5% in 2000 and 2.3% in 1999. Comparable store sales, which include expansions and relocations, increased 1.9% in 2000 and 3.0% in 1999.

  Gross Profit

      Coordinated purchasing, category management, technology related efficiencies and increases in corporate brand sales have enabled us to increase our gross profit to 26.91% of sales in 2000, from 26.48% in 1999 and 25.60% in 1998. Adjusting for the calendar change and excluding one-time expenses, an accounting change made in 1998 (see note five of the financial statements), and the effect of LIFO, gross profit as a percent of sales increased to 26.99% in 2000, from 26.60% in 1999 and 26.12% in 1998.

  Operating, General and Administrative Expenses

      Operating, general and administrate expenses as a percent of sales were 18.65% in 2000, 18.43% in 1999, and 18.02% in 1998. Excluding one-time expenses and adjusting the 1998 amounts to reflect the calendar change, operating, general and administrative expenses as a percent of sales were 18.43% in 2000, 18.30% in 1999, and 18.15% in 1998. These costs increased due to higher health care and energy costs in 2000. The 1999 increase was due to a higher incentive payout based on performance.

  EBITDA

      Our bank credit facilities and the indentures underlying our publicly issued debt contain various restrictive covenants. Many of these covenants are based on earnings before interest, taxes, depreciation, amortization, LIFO charge, extraordinary loss, and one-time items ("EBITDA"). The ability to generate EBITDA at levels sufficient to satisfy the requirements of these agreements is a key measure of our financial strength. We do not intend to present EBITDA as an alternative to any generally accepted accounting principle measure of performance. Rather, presentation of EBITDA is based on the definition contained in our bank credit facility. This may be a different definition than other companies use. We were in compliance with all EBITDA-based bank credit facility and indenture covenants on February 3, 2001.

      EBITDA for 2000 increased 13.2% to $3,536 million from $3,124 million in 1999. EBITDA for 1999 increased 11.6% from $2,800 million in 1998. These EBITDA increases were primarily due to economies of scale resulting from increased sales, efficiencies described in "Gross Profit" above, returns from capital investments, and returns from recent acquisitions.

      The following is a summary of the calculation of EBITDA for the 2000, 1999, and 1998 fiscal years:

                                                                                1999             1998
                                                                 2000        (52 WEEKS)       (53 WEEKS)
                                                              (53 WEEKS)    (AS RESTATED)    (AS RESTATED)
                                                              ----------    -------------    -------------
                                                                             (IN MILLIONS)
Earnings before tax expense.................................    $1,508         $1,102           $  889
Interest....................................................       675            637              645
Depreciation................................................       907            847              745
Goodwill amortization.......................................       101             99               91
LIFO........................................................        (6)           (29)              10
One-time items included in merchandise costs................        37             58               49
One-time items included in operating, general and
  administrative expenses...................................       108             27               12
Merger related costs........................................        15            383              269
Accounting change...........................................        --             --               90
Impairment charges..........................................       191             --               --
                                                                ------         ------           ------
EBITDA......................................................    $3,536         $3,124           $2,800

  Income Taxes

      Our effective tax rate decreased to 41.6% in 2000 from 43.5% in 1999 and 43.3% in 1998. The decrease in the effective tax rate from 1999 to 2000 was due primarily to the absence of non-deductible transaction costs in 2000. The increase in the tax rate from 1998 to 1999 was due to non-deductible transactions costs of approximately $26 million in 1999 related to mergers.

  Net Earnings

      Net earnings and the effects of merger related costs, one-time expenses, the accounting change and extraordinary losses for the three years ended February 3, 2001, were:

                                                                                1999             1998
                                                                 2000        (52 WEEKS)       (53 WEEKS)
                                                              (53 WEEKS)    (AS RESTATED)    (AS RESTATED)
                                                              ----------    -------------    -------------
                                                                             (IN MILLIONS)
Earnings before extraordinary loss excluding merger related
  costs, one-time expenses, impairment charges and the
  accounting change.........................................    $1,130          $ 949            $ 772
Tax benefit due to effect of merger related costs, one-time
  expenses, impairment charges and the accounting change....       101            142              152
Merger related costs........................................       (15)          (383)            (269)
One-time expenses...........................................      (145)           (85)             (61)
Accounting change...........................................        --             --              (90)
Impairment charges..........................................      (191)            --               --
                                                                ------          -----            -----
Earnings before extraordinary loss..........................       880            623              504
Extraordinary loss, net of income tax benefit...............        (3)           (10)            (257)
                                                                ------          -----            -----
Net Earnings................................................    $  877          $ 613            $ 247
                                                                ======          =====            =====
Diluted earnings per share before extraordinary loss
  excluding merger related costs, one-time expenses and
  accounting change.........................................    $ 1.34          $1.11            $0.91

MERGER RELATED COSTS AND ONE-TIME EXPENSES

      We are continuing to implement our integration plan relating to recent mergers. The integration plan includes distribution consolidation, systems integration, store conversions, store closures, and administration integration. Total merger related costs were $15 million in 2000, $383 million in 1999 and $269 million in 1998.

      In addition to merger related costs that are shown separately on the Statement of Income, we also incurred other one-time expenses that are included in merchandise costs and operating, general and administrative expenses. The one-time expenses incurred during 2000 and 1999 were costs related to recent mergers. The 1998 one-time expenses were costs incurred associated with logistics projects and operations consolidation in Texas.

      During 2000, we recorded an impairment charge of approximately $191 million. We performed an impairment review due to new divisional leadership and updated profitability forecasts for 2000 and beyond. This impairment review occurred during the first quarter of 2000. During this review we identified impairment losses for assets to be disposed of, assets to be held and used, and certain investments in former suppliers that have experienced financial difficulty and with whom supply arrangements have ceased. The table below details all of our merger related costs and one-time items:

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
Merger related costs........................................  $ 15    $383    $269
                                                              ----    ----    ----
One-time items related to mergers included in:
  Merchandise costs.........................................    37      58      --
  Operating, general and administrative.....................   108      27      --
Other one-time items included in:
  Merchandise costs.........................................    --      --      49
  Operating, general and administrative.....................    --      --      12
                                                              ----    ----    ----
Total one-time items........................................   145      85      61
                                                              ----    ----    ----
Impairment charge...........................................   191      --      --
                                                              ----    ----    ----
Total merger related costs and other one-time items.........  $351    $468    $330
                                                              ====    ====    ====

      Please refer to financial statement footnote four for more information on merger related costs and one-time items.

LIQUIDITY AND CAPITAL RESOURCES

  Cash Flows Information

      Cash flow from operations was $2,281 million in 2000 compared to $1,548 million in 1999 and $1,838 million in 1998. The increase in 2000 was due to an increase in earnings and our efforts to reduce net operating working capital and improve cash flow. The decrease in cash provided by operations during 1999 was due to an increase in inventory levels at the end of fiscal year 1999 as a result of the effect of Y2K.

      Cash flows used by investing activities was $1,523 million in 2000 compared to $1,810 million in 1999 and $1,465 million in 1998. The decrease in 2000 and increase in 1999 were primarily related to our storing activity and asset acquisitions. During 2000, 1999, and 1998 we had capital expenditures excluding acquisitions of $1,623 million, $1,691 million, and $1,646 million, respectively. We spent $67 million for acquisitions during 2000 compared to $230 million in 1999 and $86 million in 1998. We opened, acquired, expanded, or relocated 150 food stores in 2000, 197 food stores in 1999, and 142 food stores in 1998. During those same periods, we remodeled 115, 142, and 165 food stores, respectively.

      Cash used by financing activities was $878 million in 2000 compared to cash provided of $280 million in 1999 and a use of $257 million in 1998. The decrease in cash during 2000 was due to a decrease in the amount borrowed and an increase in the treasury shares purchased during 2000. The increase in cash in 1999 was due to fewer debt prepayment costs in 1999 compared to 1998 and a decrease in the financing charges incurred during 1999. The debt prepayment costs in 1998 related primarily to debt refinancing as a result of mergers at Fred Meyer, Inc.

  Debt Management

      We have several lines of credit totaling approximately $3.8 billion with $1.4 billion of unused balances at February 3, 2001. In addition, we have a $470 million synthetic lease credit facility with no unused balance and $175 million in money market lines with an unused balance of $75 million at February 3, 2001.

      Total debt, including both the current and long-term portions of capital leases, decreased $468 million to $8.5 billion in 2000 and increased $441 million to $9.0 billion in 1999. Both the decrease in 2000 and the increase in 1999 were due to business acquisitions accounted for under the purchase method of accounting in 1999. We purchased a portion of the debt issued by the lenders of some structured financings in an effort to reduce our effective interest expense. We also prefunded employee benefit costs of $208 million at year-end 2000, and $200 million at year-end 1999 and 1998. If we exclude the debt incurred to make these purchases, which we classify as investments, and the prefunding of employee benefits, our net total debt would have been $8.3 billion at year-end 2000 compared to $8.7 billion at year-end 1999, and $8.3 billion at year-end 1998.

      In addition to the available credit mentioned above, we currently have available for issuance $925 million of securities under a shelf registration statement filed with the Securities and Exchange Commission and declared effective on February 2, 2000.

  Financial Risk Management

      We use derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and, to a lesser extent, adverse fluctuations in commodity prices and other market risks. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all of our derivative positions are used to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuation in the value of the instruments are generally offset by reciprocal changes in the value of the underlying exposure. The derivatives we use are straightforward instruments with liquid markets.

      We limit our exposure to rising interest rates through the strategic use of variable and fixed rate debt, interest rate swaps, interest rate caps, and interest rate collars. During 1999, as a result of the merger with Fred Meyer, the nature and magnitude of our debt portfolio changed significantly, including a permanent reduction in the combined company's variable rate borrowings. This fundamental change in our debt portfolio resulted in the existing derivative portfolio no longer being aligned with the debt portfolio, and prompted us to eliminate all existing interest rate swaps and cap agreements, at a pre-tax cost of $17 million.

      We now use derivatives primarily to fix the rates on variable rate debt and set interest rates for future debt issuances. To do this, we use the following guidelines:

      - limit the annual amount of debt subject to interest rate reset and the amount of variable rate debt to a combined total of $2.3 billion or less,

      - use the average daily bank balance to determine annual variable rate debt amounts,

      - include no leveraged derivative products, and

      - hedge without regard to profit motive or sensitivity to current mark-to-market status.

      We review compliance with the guidelines annually with the Financial Policy Committee of our Board of Directors. In addition, our internal auditors review compliance with these guidelines on an annual basis. The guidelines may change as our business needs dictate.

      The table below provides information about our interest rate derivative and underlying debt portfolio. The amount shown for each year represents the contractual maturities of long-term debt, excluding capital leases, and the outstanding notional amount of interest rate derivatives. Interest rates reflect the weighted average for the outstanding instruments. The variable component of each interest rate derivative and the variable rated debt is based on one month LIBOR using the forward yield curve as of February 3, 2001. The Fair-Value column includes the fair-value of those debt instruments for which it is reasonably possible to calculate a fair value and the fair value of our interest rate derivatives as of February 3, 2001. (Refer to footnotes 10 and 11 of the financial statements)

                                                     EXPECTED YEAR OF MATURITY
                          --------------------------------------------------------------------------------
                          2001     2002      2003      2004      2005    THEREAFTER    TOTAL    FAIR-VALUE
                          -----   -------   -------   -------   ------   ----------   -------   ----------
                                                           (IN MILLIONS)
DEBT
Fixed rate..............  $(307)  $  (131)  $  (303)  $  (271)  $ (776)   $(4,211)    $(5,999)   $(4,760)*
Average interest rate...   7.67%     7.64%     7.66%     7.55%    7.58%      7.58%
Variable rate...........  $  --   $(1,005)  $(1,149)  $    --   $   --    $    --     $(2,154)   $(2,154)
Average interest rate...   5.67%     4.97%     5.76%

* It was not reasonably possible to calculate a fair value for $591 million of fixed rate debt.

                                                    AVERAGE NOTIONAL AMOUNTS OUTSTANDING
                                  -------------------------------------------------------------------------
                                  2001    2002    2003     2004    2005    THEREAFTER   TOTAL    FAIR-VALUE
                                  -----   -----   -----   ------   -----   ----------   ------   ----------
                                                                (IN MILLIONS)
INTEREST RATE DERIVATIVES
Variable to fixed...............  $ 526   $ 375   $ 375   $  375   $ 375     $ 375      $  675     $   (7)
Average pay rate................   6.43%   6.20%   6.20%    6.20%   6.20%     6.20%       6.25%
Average receive rate............   5.04%   4.35%   5.13%    5.58%   5.81%     5.96%       5.29%
Interest rate caps..............  $ 222   $  --   $  --   $   --   $  --     $  --      $1,050     $   --
Interest rate collar............  $ 300   $ 300   $ 143   $   --   $  --     $  --      $  300     $   (2)

The interest rate collar is reset based on the three month LIBOR with the following impact:

      - if the three month LIBOR is less than or equal to 4.10%, we pay 5.50% for that three month period;

      - if the three month LIBOR is greater than 4.10% and less than or equal to 6.50%, we pay the actual interest rate for that three month period;

      - if the three month LIBOR is greater than 6.50% and less than 7.50%, we pay 6.50% for that three month period; and

      - if the three month LIBOR is greater than or equal to 7.50%, we pay the actual interest rate for that three month period.

      The interest rate caps all have a strike price of 6.8% based on the one month LIBOR rate.

IMPACT OF INFLATION

      While management believes that some portion of the increase in sales is due to inflation, it is difficult to segregate and to measure the effects of inflation because of changes in the types of merchandise sold year-to-year and other pricing and competitive influences. Although we believe there was inflation in retail prices, we experienced deflation in our costs of product due to synergies and the economies of scale created by recent mergers. By attempting to control costs and efficiently utilize resources, we strive to minimize the effects of inflation on operations.

OTHER ISSUES

      On January 6, 1999, we changed our fiscal year-end to the Saturday nearest January 31 of each year. This change is disclosed in our Current Report on Form 8-K dated January 6, 1999. We filed separate audited financial statements covering the transition period from January 3, 1999, to January 30, 1999, on a Current Report on Form 8-K dated May 10, 1999. These financial statements included Kroger and its consolidated subsidiaries before the merger with Fred Meyer. During the transition period we had sales of $2,160 million, costs and expenses of $2,135 million, and net earnings of $25 million.

      We indirectly own a 50% interest in the entity that owns the Santee Dairy in Los Angeles, California, and have a product supply agreement with Santee that requires us to purchase 9 million gallons of fluid milk and other products annually. The product supply agreement expires on July 29, 2007. Upon acquisition of Ralphs/Food 4 Less, Santee became excess capacity and a duplicate facility.

RECENTLY ISSUED ACCOUNTING STANDARDS

      Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," is effective for The Kroger Co. as of February 4, 2001. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. We have determined that the adoption of these new accounting standards will not have a material effect on our financial statements.

      In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) 44, Accounting for Certain Transactions Involving Stock Compensation, which clarifies the application of Accounting Principals Board Opinion 25 for certain issues. The interpretation became effective July 1, 2000, except for the provisions that relate to modifications that directly or indirectly reduce the exercise price of an award and the definition of an employee, which became effective after December 15, 1998. The adoption of FIN 44 did not have a material effect on our financial statements.

      Emerging Issues Task Force (EITF) Issue Nos. 00-14, "Accounting for Certain Sales Incentives;" 00-22, "Accounting for "Points" and Certain Other Time-Based or Volume-Based Sales and Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future;" and 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer" become effective for The Kroger Co. beginning in the first quarter of 2002. These issues address the appropriate accounting for certain vendor contracts and loyalty programs. The Company continues to assess the effect these new standards will have on the financial statements. We expect the adoption of these standards will not have a material effect on our financial statements.

OUTLOOK

      Statements elsewhere in this report and below, as well as pages one through six of the accompanying proxy statement, regarding our expectations, hopes, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties and other factors could cause actual results to differ materially from those statements. In particular:

      - We expect to reduce net operating working capital compared to the third quarter of 1999 by $500 million by the end of the third quarter 2004. We define net operating working capital as current operating assets less current operating liabilities. We do not intend to present net operating working capital as an alternative to any generally accepted accounting principle measure of performance. Rather we believe this presentation is relevant to an assessment of our financial performance. As of the end of fiscal 2000, we have reduced net operating working capital $183 million when compared to the fourth quarter of

        1999. A calculation of net operating working capital based on our definition as of the fourth quarter 2000 and the fourth quarter of 1999 is provided in the following table:

                                                              FOURTH QUARTER    FOURTH QUARTER
                                                                   2000              1999
                                                              --------------    --------------
                                                                       (IN MILLIONS)
           Cash.............................................     $   161           $   281
           Receivables......................................         687               636
           FIFO inventory...................................       4,562             4,440
           Operating prepaid and other assets...............         410               495
           Accounts payable.................................      (3,012)           (2,773)
           Operating accrued liabilities....................      (2,124)           (2,220)
           Prepaid VEBA.....................................        (208)             (200)
                                                                 -------           -------
           Net working capital..............................     $   476           $   659
                                                                 =======           =======

      - We obtain sales growth from new square footage, as well as from increased productivity from existing locations. During the next two years, Kroger plans to grow square footage by 4.0% -- 5.0% year over year. We expect combination stores to increase our sales per customer by including numerous specialty departments, such as pharmacies, natural food products, seafood shops, floral shops, and bakeries. We believe the combination store format will allow us to withstand continued competition from other food retailers, supercenters, mass merchandisers, club or warehouse stores, drug stores and restaurants.

      - Our targeted annual earnings per share growth is 16% -- 18% through the fiscal year ending February 1, 2003 and 15%, thereafter.

      - Capital expenditures reflect our strategy of growth through expansion and acquisition as well as our emphasis on self-development and ownership of store real estate, and on logistics and technology improvements. The continued capital spending in technology focusing on improved store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, should reduce merchandising costs as a percent of sales. We expect our capital expenditures for fiscal 2001 to total $2.0 billion, excluding acquisitions. We intend to use the combination of free cash flows from operations, including reductions in working capital, and borrowings under credit facilities to finance capital expenditure requirements. If determined preferable, we may fund capital expenditure requirements by mortgaging facilities, entering into sale/leaseback transactions, or by issuing additional debt or equity.

      - Based on current operating results, we believe that operating cash flow and other sources of liquidity, including borrowings under our commercial paper program and bank credit facilities, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

      - A decline in the generation of sufficient cash flows to support capital expansion plans, share repurchase programs and general operating activities could cause our growth to slow significantly and may cause us to miss our earnings targets, because we obtain some of our sales growth from new square footage.

      - The grocery retailing industry continues to experience fierce competition from other grocery retailers, supercenters, club or warehouse stores, and drug stores. Our ability to maintain our current success is dependent upon our ability to compete in this industry and continue to reduce operating expenses. The competitive environment may cause us to reduce our prices in order to gain or maintain share of sales, thus reducing margins. While we believe our opportunities for sustained, profitable growth are considerable, unanticipated actions of competitors could impact our share of sales and net income.

      - Changes in laws and regulations, including changes in accounting standards, taxation requirements, and environmental laws may have a material impact on our financial statements.

      - Changes in the general business and economic conditions in our operating regions, including the rate of inflation, population growth, and employment and job growth in the markets in which we operate may affect our ability to hire and train qualified employees to operate our stores. This would negatively affect earnings and sales growth. General economic changes may also effect the shopping habits of our customers, which could affect sales and earnings.

      - Changes in our product mix may negatively affect certain financial indicators. For example, we have added and will continue to add supermarket fuel centers. Since gasoline is a low profit margin item with high sales dollars, we expect to see our gross profit margins decrease as we sell more gasoline. Although this negatively affects our gross profit margin, gasoline provides a positive affect on EBITDA and net earnings.

      - We are party to more than 335 collective bargaining agreements with local unions representing approximately 204,120 employees. During 2000 we negotiated 45 labor contracts without any material work stoppages. Typical agreements are three to five years in duration and, as agreements expire, we expect to enter new collective bargaining agreements. In 2001, 96 collective bargaining agreements will expire. We cannot be certain that agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material adverse effect on the results of our operations.

      - Our ability to integrate any companies we acquire or have acquired and achieve operating improvements at those companies will affect our operations.

      - We retain a portion of the exposure for our workers' compensation and general liability claims. It is possible that these claims may cause significant expenditures that would affect the operating cash flows of the company.

      - Our capital expenditures could fall outside of the expected range if we are unsuccessful in acquiring suitable sites for new stores, if development costs exceed those budgeted, or if our logistics and technology projects are not completed in the time frame expected or on budget.

      - Adverse weather conditions could increase the cost our suppliers charge for our products, or may decrease the customer demand for certain products. Additionally, increases in the costs of inputs, such as utility costs or raw material costs, could negatively impact financial ratios and net earnings.

      - Although we presently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass these increases on to our customers our gross margin and EBITDA will suffer.

      - Interest rate fluctuation and other capital market conditions may cause variability in earnings. Although we use derivative financial instruments to reduce our net exposure to financial risks, we are still exposed to interest rate fluctuations and other capital market conditions.

Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in or contemplated or implied by forward-looking statements made by us or our representatives.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowners and Board of Directors
The Kroger Co.

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, changes in shareowners' equity (deficit) and cash flows present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at February 3, 2001 and January 29, 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 3, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As described in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements as of January 29, 2000 and for each of the two years in the period ended January 29, 2000 have been restated. As described in Note 5 to the consolidated financial statements, the Company changed its application of the LIFO method of accounting for store inventories as of December 28, 1997.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, Ohio
April 30, 2001

                           CONSOLIDATED BALANCE SHEET

                                                              FEBRUARY 3,     JANUARY 29,
           (IN MILLIONS EXCEPT PER SHARE AMOUNTS)                2001            2000
------------------------------------------------------------------------------------------
                                                                             (AS RESTATED)
ASSETS
Current assets
  Cash......................................................  $       161     $      281
  Receivables...............................................          687            636
  Inventories...............................................        4,066          3,938
  Prepaid and other current assets..........................          502            690
                                                              -----------     ----------
          Total current assets..............................        5,416          5,545
Property, plant and equipment, net..........................        8,820          8,266
Goodwill, net...............................................        3,639          3,718
Other assets................................................          315            403
                                                              -----------     ----------
          Total Assets......................................  $    18,190     $   17,932
                                                              ===========     ==========
LIABILITIES
Current liabilities
  Current portion of long-term debt including obligations
     under capital leases...................................  $       336     $      591
  Accounts payable..........................................        3,012          2,773
  Accrued salaries and wages................................          604            695
  Other current liabilities.................................        1,639          1,605
                                                              -----------     ----------
          Total current liabilities.........................        5,591          5,664
Long-term debt including obligations under capital leases...        8,210          8,422
Other long-term liabilities.................................        1,300          1,168
                                                              -----------     ----------
          Total Liabilities.................................       15,101         15,254
                                                              -----------     ----------
SHAREOWNERS' EQUITY
Preferred stock, $100 par, 5 shares authorized and
  unissued..................................................           --             --
Common stock, $1 par, 1,000 shares authorized: 891 shares
  issued in 2000 and 885 shares issued in 1999..............          891            885
Additional paid-in capital..................................        2,092          2,023
Accumulated earnings........................................        1,104            227
Common stock in treasury, at cost, 76 shares in 2000 and 50
  shares in 1999............................................         (998)          (457)
                                                              -----------     ----------
          Total Shareowners' Equity.........................        3,089          2,678
                                                              -----------     ----------
          Total Liabilities and Shareowners' Equity.........  $    18,190     $   17,932
                                                              ===========     ==========

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

                        CONSOLIDATED STATEMENT OF INCOME

Years Ended February 3, 2001, January 29, 2000 and January 2, 1999

                                                                 2000           1999             1998
          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)             (53 WEEKS)     (52 Weeks)       (53 Weeks)
----------------------------------------------------------------------------------------------------------
                                                                            (as restated)    (as restated)
Sales.......................................................   $49,000         $45,352          $43,082
Merchandise costs, including advertising, warehousing, and
  transportation............................................    35,806          33,316           32,063
                                                               -------         -------          -------
     Gross profit...........................................    13,194          12,036           11,019
Operating, general and administrative.......................     9,138           8,327            7,761
Rent........................................................       659             641              619
Depreciation and amortization...............................       907             847              745
Goodwill amortization.......................................       101              99               91
Asset impairment charges....................................       191              --               --
Merger related costs........................................        15             383              269
                                                               -------         -------          -------
     Operating profit.......................................     2,183           1,739            1,534
Interest expense............................................       675             637              645
                                                               -------         -------          -------
     Earnings before income tax expense and extraordinary
       loss.................................................     1,508           1,102              889
Tax expense.................................................       628             479              385
                                                               -------         -------          -------
     Earnings before extraordinary loss.....................       880             623              504
Extraordinary loss, net of income tax benefit...............        (3)            (10)            (257)
                                                               -------         -------          -------
     Net earnings...........................................   $   877         $   613          $   247
                                                               =======         =======          =======
Basic earnings per Common share
     Earnings before extraordinary loss.....................   $  1.07         $  0.75          $  0.62
     Extraordinary loss.....................................        --           (0.01)           (0.32)
                                                               -------         -------          -------
          Net earnings......................................   $  1.07         $  0.74          $  0.30
                                                               =======         =======          =======
Average number of common shares used in basic calculation...       823             829              816
Diluted earnings per Common Share
     Earnings before extraordinary loss.....................   $  1.04         $  0.73          $  0.59
     Extraordinary loss.....................................        --           (0.01)           (0.30)
                                                               -------         -------          -------
          Net earnings......................................   $  1.04         $  0.72          $  0.29
                                                               =======         =======          =======
Average number of common shares used in diluted
  calculation...............................................       846             858              851

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

Years Ended February 3, 2001, January 29, 2000, and January 2, 1999

                                                               2000            1999             1998
                      (IN MILLIONS)                         (53 WEEKS)      (52 Weeks)       (53 Weeks)
---------------------------------------------------------------------------------------------------------
                                                                           (as restated)    (as restated)
Cash Flows From Operating Activities:
  Net earnings............................................  $       877      $     613        $     247
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Extraordinary loss...................................            3             10              257
     Depreciation.........................................          907            847              745
     Goodwill amortization................................          101             99               91
     Non cash merger charges..............................          286            105              109
     Deferred income taxes................................          213            308              (49)
     Other................................................           (4)            (9)             101
     Changes in operating assets and liabilities net of
       effects from acquisitions of businesses:
       Inventories........................................         (114)          (271)              86
       Receivables........................................          (49)           (70)             (66)
       Accounts payable...................................           67             50               91
       Other..............................................           (6)          (134)             226
                                                            -----------      ---------        ---------
          Net cash provided by operating activities.......        2,281          1,548            1,838
                                                            -----------      ---------        ---------
Cash Flows From Investing Activities:
  Capital expenditures....................................       (1,623)        (1,691)          (1,646)
  Proceeds from sale of assets............................          127            139               96
  Payments for acquisitions, net of cash acquired.........          (67)          (230)             (86)
  Other...................................................           40            (28)             171
                                                            -----------      ---------        ---------
          Net cash used by investing activities...........       (1,523)        (1,810)          (1,465)
                                                            -----------      ---------        ---------
Cash Flows From Financing Activities:
  Proceeds from issuance of long-term debt................          838          1,763            5,307
  Reductions in long-term debt............................       (1,339)        (1,469)          (5,089)
  Debt prepayment costs...................................           (3)            (2)            (308)
  Financing charges incurred..............................          (10)           (11)            (118)
  Increase (decrease) in book overdrafts..................          160            (62)             (44)
  Proceeds from issuance of capital stock.................           57             67              122
  Treasury stock purchases................................         (581)            (6)            (122)
  Other...................................................           --             --               (5)
                                                            -----------      ---------        ---------
          Net cash provided (used) by financing
            activities....................................         (878)           280             (257)
                                                            -----------      ---------        ---------
Net (decrease) increase in cash and temporary cash
  investments.............................................         (120)            18              116
Cash and temporary cash investments:
  Beginning of year.......................................          281            263              183
                                                            -----------      ---------        ---------
  End of year.............................................  $       161      $     281        $     299
                                                            ===========      =========        =========
Disclosure of cash flow information:
  Cash paid during the year for interest..................  $       691      $     536        $     635
  Cash paid during the year for income taxes..............  $       259      $     113        $     172
  Non-cash changes related to purchase acquisitions:
     Fair value of assets acquired........................  $        84      $     201        $   2,209
     Goodwill recorded....................................  $        33      $      53        $   2,344
     Value of stock issued................................  $        --      $      --        $    (652)
     Liabilities assumed..................................  $       (49)     $     (19)       $  (3,746)

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

       CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS' EQUITY (DEFICIT)

Years Ended February 3, 2001, January 29, 2000, and January 2, 1999

                                         COMMON STOCK     ADDITIONAL   TREASURY STOCK    ACCUMULATED
                                        ---------------    PAID-IN     ---------------    EARNINGS
            (IN MILLIONS)               SHARES   AMOUNT    CAPITAL     SHARES   AMOUNT    (DEFICIT)    TOTAL
-------------------------------------------------------------------------------------------------------------
Balances at December 27, 1997.........    812     $812      $1,092       44     $(329)     $ (658)     $  917
Issuance of common stock:
  Stock options exercised.............     20       20         101       --        --          --         121
  Ralphs acquisition..................     44       44         609       --        --          --         653
  Other...............................     --       --          10       --        --          --          10
Treasury stock purchases..............     --       --          --        6      (122)         --        (122)
Tax benefits from exercise of stock
  options.............................     --       --         101       --        --          --         101
Net earnings (as restated)............     --       --          --       --        --         247         247
                                         ----     ----      ------      ---     -----      ------      ------
Balances at January 2, 1999...........    876      876       1,913       50      (451)       (411)      1,927
Equity changes during transition
  period..............................      1        1          13       --        --          25          39
Issuance of common stock:
  Stock options exercised.............      8        8          69       --        --          --          77
Treasury stock purchases..............     --       --          --       --        (6)         --          (6)
Tax benefits from exercise of stock
  options.............................     --       --          28       --        --          --          28
Net earnings (as restated)............     --       --          --       --        --         613         613
                                         ----     ----      ------      ---     -----      ------      ------
Balances at January 29, 2000..........    885      885       2,023       50      (457)        227       2,678
Issuance of common stock:
  Stock options exercised.............      5        5          57       --        --          --          62
  Restricted stock issued.............      1        1          13       --        --          --          14
  Warrants exercised..................     --       --         (40)      (1)       40          --          --
Treasury stock purchases..............     --       --          --       27      (581)         --        (581)
Tax benefits from exercise of stock
  options.............................     --       --          39       --        --          --          39
Net earnings..........................     --       --          --       --        --         877         877
                                         ----     ----      ------      ---     -----      ------      ------
Balances at February 3, 2001..........    891     $891      $2,092       76     $(998)     $1,104      $3,089
                                         ====     ====      ======      ===     =====      ======      ======

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All amounts are in millions except per share amounts.
Certain prior year amounts have been reclassified to conform to current year presentation.

1.  ACCOUNTING POLICIES
      The following is a summary of the significant accounting policies followed in preparing these financial statements:

  Basis of Presentation and Principles of Consolidation
      The accompanying financial statements include the consolidated accounts of The Kroger Co. and its subsidiaries ("Kroger"), and Fred Meyer, Inc. and its subsidiaries ("Fred Meyer") which were merged with Kroger on May 27, 1999 (See
Note 3). Significant intercompany transactions and balances have been eliminated.

  Transition Period
      On January 6, 1999, the Company changed its fiscal year-end to the Saturday nearest January 31 of each year. This change is disclosed in the Company's Current Report on Form 8-K dated January 6, 1999. The Company filed separate audited financial statements covering the transition period from January 3, 1999 to January 30, 1999 on a Current Report on Form 8-K dated May 10, 1999. These financial statements include Kroger and its consolidated subsidiaries before the merger with Fred Meyer. During the transition period the Company had sales of $2,160, costs and expenses of $2,135, and net earnings of $25.

  Fiscal Year
      The Company's fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 53-week period ending February 3, 2001, the 52-week period ending January 29, 2000, and the 53-week period ending January 2, 1999. The Fred Meyer amounts included in the consolidated financial statements for the fiscal year ended January 2, 1999 relate to Fred Meyer's 52-week period ended January 30, 1999.

  Pervasiveness of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

  Inventories
      Inventories are stated at the lower of cost (principally on a last-in, first-out, "LIFO", basis) or market. Approximately 94% of inventories for 2000 and 97% of inventories for 1999 were valued using the LIFO method. Cost for the balance of the inventories is determined using the FIFO method. Replacement cost was higher than the carrying amount by $496 at February 3, 2001 and $502 at January 29, 2000.

  Property, Plant and Equipment
      Property, plant and equipment are stated at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or remaining terms of leases. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. Equipment depreciation is based on lives varying from three to 15 years. Leasehold improvements are amortized over their useful lives, which vary from four to 25 years. Depreciation expense was $907 in 2000, $847 in 1999, and $745 in 1998.

      Interest costs on significant projects constructed for the Company's own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.

  Goodwill
      Goodwill is generally being amortized on a straight-line basis over 40 years. Accumulated amortization was approximately $314 at February 3, 2001, and $213 at January 29, 2000.

  Impairment of Long-Lived Assets
      The Company reviews and evaluates long-lived assets for impairment when events or circumstances indicate costs may not be recoverable. The net book value of long-lived assets is compared to expected undiscounted future cash flows. An impairment loss would be recorded for the excess of net book value over the fair value of the asset impaired. The fair value is estimated based on expected discounted future cash flows.

  Interest Rate Protection Agreements
      The Company uses interest rate swaps, caps, and collars to hedge a portion of its borrowings against changes in interest rates. The interest differential to be paid or received is accrued as interest expense. The Company's counter parties are major financial institutions.

  Deferred Income Taxes
      Deferred income taxes are recorded to reflect the tax consequences of differences between the tax bases of assets and liabilities and their financial reporting bases. See footnote eight for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

  Revenue Recognition
      Revenues from the sale of products are recognized at the point of sale of the Company's products. Vendor rebates and credits that relate to the Company's buying and merchandising activities are recorded as a component of merchandise costs as earned according to the underlying agreement.

  Advertising Costs
      The Company's advertising costs are expensed as incurred and included in merchandise costs in the Consolidated Statement of Income. Advertising expenses amounted to $546 in 2000, $511 in 1999 and $489 in 1998.

  Comprehensive Income
      The Company has no items of other comprehensive income in any period presented. Therefore, net earnings as presented in the Consolidated Statement of Income equals comprehensive income.

  Consolidated Statement of Cash Flows
      For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment.

  Stock Split
      On May 20, 1999, the Company announced a distribution in the nature of a two-for-one stock split, to shareholders of record of common stock on June 7, 1999. All share and per-share amounts in the accompanying consolidated financial statements have been retroactively restated to give effect to the stock split.

  Segments
      The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores in the Midwest, South and West. The Company's retail operations, which represent approximately 98% of consolidated sales, is its only reportable segment. All of the Company's operations are domestic.

2.  RESTATEMENT

      These financial statements reflect the effect of restatements resulting from certain intentional improper accounting practices at the Company's Ralphs subsidiary. This restatement resulted in changes to previously reported amounts in the consolidated financial statements as follows:

                                                                1999         1998
                                                              ---------    ---------
                                                               INCREASE/(DECREASE)
Statement of Income
       Sales................................................  No change    No change
       Merchandise Costs....................................  $      (1)   $       5
       Operating, general and administrative................  $      30    $     (21)
       Depreciation and amortization expense................  $      (2)   $      (1)
       Net Earnings.........................................  $     (14)   $      10
       Basic earnings per common share......................  $   (0.02)   $    0.01
       Diluted earnings per common share....................  $   (0.01)   $    0.01
Balance Sheet
       Current assets.......................................  $      14    $      10
       Total assets.........................................  $     (35)   $     (32)
       Current and total liabilities........................  $     (31)   $     (42)
       Total shareowners' equity............................  $      (4)   $      10
Statement of Cash Flows
       Cash provided by operating activities................  $     (10)   $      --
       Cash provided by investing activities................  $      10    $      --

3.  BUSINESS COMBINATIONS

      On May 27, 1999, Kroger issued 312 shares of Kroger common stock in connection with a merger, for all of the outstanding common stock of Fred Meyer, Inc., which operates stores primarily in the Western region of the United States. On March 9, 1998, Fred Meyer issued 82 shares of Fred Meyer common stock in connection with a merger, for all of the outstanding stock of Quality Food Centers, Inc. ("QFC"), a supermarket chain operating in the Seattle/Puget Sound region of Washington state, and in Southern California. The mergers were accounted for as poolings of interests, and the accompanying financial statements have been restated to give effect to the consolidated results of Kroger, Fred Meyer and QFC for all years presented.
      On March 10, 1998, Fred Meyer acquired Food 4 Less Holdings, Inc. ("Ralphs/Food 4 Less"), a supermarket chain operating primarily in Southern California, by issuing 44 shares of common stock to the Ralphs/Food 4 Less stockholders. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Ralphs/Food 4 Less from the date of acquisition.

      The accompanying Consolidated Financial Statements reflect the consolidated results as follows:

                                                                Kroger      Fred Meyer    Consolidated
                                                              Historical    Historical      Company
------------------------------------------------------------------------------------------------------
1999
Subsequent to consummation date
  Sales.....................................................   $    --       $    --        $31,859
  Extraordinary loss, net of income tax benefit.............   $    --       $    --        $   (10)
  Net Earnings..............................................   $    --       $    --        $   402
  Diluted earnings per common share.........................   $    --       $    --        $  0.47
1999
Prior to consummation date*
  Sales.....................................................   $ 8,789       $ 4,704        $13,493
  Extraordinary loss, net of income tax benefit.............   $    --       $    --        $    --
  Net Earnings..............................................   $   176       $    35        $   211
  Diluted earnings per common share.........................   $  0.33       $  0.10        $  0.25
1998
  Sales.....................................................   $28,203       $14,879        $43,082
  Extraordinary loss, net of income tax benefit.............   $   (39)      $  (218)       $  (257)
  Net Earnings..............................................   $   411       $  (164)       $   247
  Diluted earnings per common share.........................   $  0.78       $ (0.51)       $  0.29

--------------------------------------------------------------------------------
* The period prior to consummation date represents amounts for the first quarter ended May 22, 1999, as this was the period ended closest to the consummation date.

4.  MERGER RELATED COSTS AND ONE-TIME EXPENSES

  MERGER RELATED COSTS
      We are continuing to implement our integration plan relating to recent mergers. The integration plan includes distribution consolidation, systems integration, store conversions, transaction costs, store closures, and administration integration. Total merger related costs incurred were $15 in 2000, $383 in 1999 and $269 in 1998.

      The following table presents the components of the merger related costs:

                                                                2000    1999    1998
------------------------------------------------------------------------------------
CHARGES RECORDED AS CASH EXPENDED
  Distribution consolidation................................    $  1    $ 30    $ 16
  Systems integration.......................................      --      85      50
  Store conversions.........................................      --      51      48
  Transaction costs.........................................      --      93      34
  Administration integration................................       4      19      12
                                                                ----    ----    ----
                                                                   5     278     160
                                                                ----    ----    ----
NONCASH ASSET WRITEDOWN
  Distribution consolidation................................      --      --      29
  Systems integration.......................................      --       3      26
  Store conversions.........................................      --      10      --
  Store closures............................................      --       4      25
  Administration integration................................      --      27       3
                                                                ----    ----    ----
                                                                  --      44      83
                                                                ----    ----    ----

                                                                2000    1999    1998
------------------------------------------------------------------------------------
OTHER CHARGES
  Administration integration................................      10      --      --
                                                                ----    ----    ----
ACCRUED CHARGES
  Distribution consolidation................................      --       5      --
  Systems integration.......................................      --       1       1
  Transaction costs.........................................      --      --       6
  Store closures............................................      --       8       7
  Administration integration................................      --      47      12
                                                                ----    ----    ----
                                                                  --      61      26
                                                                ----    ----    ----
Total merger related costs..................................    $ 15    $383    $269
                                                                ====    ====    ====
TOTAL CHARGES
  Distribution consolidation................................    $  1    $ 35    $ 45
  Systems integration.......................................      --      89      77
  Store conversions.........................................      --      61      48
  Transaction costs.........................................      --      93      40
  Store closures............................................      --      12      32
  Administration integration................................      14      93      27
                                                                ----    ----    ----
Total merger related costs..................................    $ 15    $383    $269
                                                                ====    ====    ====

  Distribution Consolidation
      Represents costs to consolidate manufacturing and distribution operations and eliminate duplicate facilities. During 1999, approximately $30 of these costs was recorded as cash was expended. These costs include approximately $20 of Tolleson warehouse expenses. Severance costs of $5 were accrued during 1999 for distribution employees in Phoenix. The 1998 costs include a $29 writedown to estimated net realizable value of the Hughes distribution center in Southern California. The facility was sold in March 2000. The 1998 costs also include $13 for incremental labor incurred during the closing of the distribution center and other incremental costs incurred as part of the realignment of the Company's distribution system.

  Systems Integration
      Represents the costs of integrating systems and the related conversions of corporate office and store systems. Charges recorded as cash was expended totaled $85 and $50 in 1999 and 1998, respectively. These costs represent incremental operating costs, principally labor, during the conversion process, payments to third parties, and training costs. The 1998 costs include a $26 writedown of computer equipment and related software that has been abandoned and the depreciation associated with computer equipment at QFC that was written off over 18 months, after which it was abandoned.

  Store Conversions
      Includes the cost to convert store banners. In 1999, $51 represented cash expenditures, and $10 represented asset write-offs. In 1998, all costs represented incremental cash expenditures for advertising and promotions to establish the banner, changing store signage, labor required to remerchandise the store inventory and other services that were expensed as incurred.

  Transaction Costs
      Represents fees paid to outside parties, employee bonuses that were contingent upon the completion of the mergers, and an employee stay bonus program. The Company incurred costs totaling $93 and $40 for 1999 and 1998, respectively, related primarily to professional fees and employee bonuses recorded as the cash was expended.

  Store Closures
      Includes the costs to close stores identified as duplicate facilities and to sell stores pursuant to settlement agreements. 1999 costs of $8 were accrued to close seven stores identified as duplicate facilities and to sell three stores pursuant to a settlement with the Federal Trade Commission. Included in 1998 amounts were costs to close four stores identified as duplicate facilities and to sell three stores pursuant to a settlement agreement with the State of California. The asset writedown of $25 in 1998 relates to certain California stores. Termination costs totaling $7 were accrued in 1998.

  Administration Integration
      Includes labor and severance costs related to employees identified for termination in the integration and charges incurred to conform accounting policies. During 2000, the Company incurred $10 resulting from the issuance of restricted stock, and $4 for severance payments recorded as cash was expended. Restrictions on the stock grants lapse as synergy goals are achieved. During 1999, these costs represent $19 of severance and travel and consulting services related to integration work; $27 of asset write-downs including video tapes and equipment used in the Company's stores; and $47 of accrued expenses. The accrued expenses include an obligation to make a charitable contribution (within seven years from the date of the Fred Meyer merger) as required by the merger agreement, a restricted stock award related to the achievement of expected merger synergy benefits, and severance costs for certain Fred Meyer executives who informed the Company of their intention to leave, which severance costs have subsequently been paid.

      A summary of changes in accruals related to various business combinations follows:

                                                            FACILITY       EMPLOYEE     INCENTIVE AWARDS
                                                          CLOSURE COSTS    SEVERANCE    AND CONTRIBUTIONS
                                                          -------------    ---------    -----------------
Balance at December 27, 1997............................      $ 19            $ 8             $ --
  Additions.............................................       129             41               --
  Payments..............................................       (15)           (16)              --
  Adjustments...........................................        --             (3)              --
                                                              ----            ---             ----
Balance at January 2, 1999..............................       133             30               --
  Additions.............................................         8             24               29
  Payments..............................................       (11)           (25)              --
                                                              ----            ---             ----
Balance at January 29, 2000.............................       130             29               29
  Additions.............................................        --             --               10
  Payments..............................................       (17)           (11)              (4)
                                                              ----            ---             ----
Balance at February 3, 2001.............................      $113            $18             $ 35
                                                              ====            ===             ====

  One-Time Expenses
      In addition to the "merger related costs" described above, we incurred one-time expenses related to recent mergers of $145 and $85 during 2000 and 1999, respectively. These expenses are included in the merchandise costs and operating, general and administrative expense lines of the income statement. During 2000, $108 was recorded in the operating, general and administrative expense line compared to $27 in 1999. The remaining $37 of one-time expenses in 2000 was included in merchandise cost compared to $58 in 1999.

      Included in the $108 in operating, general and administrative expenses in 2000 are accrued expenses of $67 pertaining primarily to the present value of lease liabilities relating to closed stores. Payments of $10 were made on these accruals during 2000. The remaining costs in 2000 and the costs in 1999 relate primarily to system and banner conversions.

      During 1998, we incurred a one-time expense associated with logistics projects. This expense included the costs associated with ending a joint venture related to a warehouse operation that formerly served our Michigan stores and several independent customers. The warehouse is now operated by a third party that distributes our inventory to our Michigan stores. These expenses also included the transition costs related to one of our new warehouses, and one new warehouse facility operated by an unaffiliated entity that provides services to us. These costs included carrying costs of the facilities idled as a result of these new warehouses and the associated employee severance costs. Additionally, in the second quarter of 1998, the Company incurred one-time expenses associated with accounting, data, and operations consolidation in Texas. These included the costs of closing eight stores and relocating the remaining Dallas office employees to a smaller facility. These expenses, which included non-cash asset writedowns, were included in operating, general and administrative expenses. These expenses include an amount for estimated rent or lease termination costs that will be paid on closed stores through 2013.

5.  ACCOUNTING CHANGE

      In the second quarter of 1998, Kroger changed its application of the Last-In, First-Out, or LIFO, method of accounting for store inventories from the retail method to the item cost method. The change was made to more accurately reflect inventory value by eliminating the averaging and estimation inherent in the retail method. The cumulative effect of this change on periods prior to December 28, 1997, cannot be determined. The effect of the change on the December 28, 1997, inventory valuation, which includes other immaterial modifications in inventory valuation methods, was included in restated results for the quarter ended March 21, 1998. This change increased merchandise costs by $90 and reduced earnings before extraordinary loss and net earnings by $56, or $0.07 per diluted share. We have not calculated the pro forma effect on prior periods because cost information for these periods is not determinable. The item cost method did not have a material impact on earnings subsequent to its initial adoption.

6.  IMPAIRMENT CHARGE

      Due to updated profitability forecasts for 2000 and beyond, the Company performed an impairment review of its long-lived assets during the first quarter of 2000. During this review, the Company identified impairment losses for both assets to be disposed of and assets to be held and used.

  Assets to be Disposed of

      The impairment charge for assets to be disposed of related primarily to the carrying value of land, buildings, and equipment for 25 stores that have been closed. The impairment charge was determined using the fair value less the cost to sell. Fair value less the cost to sell used in the impairment calculation was based on discounted cash flows and third-party offers to purchase the assets, or market value for comparable properties, if applicable. Accordingly, an impairment charge of $81 related to assets to be disposed of was recognized, reducing the carrying value of fixed assets and goodwill by $41 and $40, respectively.

  Assets to be Held and Used

      The impairment charge for assets to be held and used related primarily to the carrying value of land, buildings, and equipment for 13 stores that will continue to be operated by the Company. Updated projections, based on revised operating plans, were used, on a gross basis, first to determine whether the assets were impaired, then, on a discounted cash flow basis, to serve as the estimated fair value of the assets for purposes of measuring the asset impairment charge. As a result, an impairment charge of $87 related to assets to be held and used was recognized, reducing the carrying value of fixed assets and goodwill by $47 and $40, respectively.

  Other Writedowns

      In addition to the approximately $168 of impairment charges noted above, the Company recorded a writedown of $23 to reduce the carrying value of certain investments in unconsolidated entities, accounted for on the cost basis of accounting, to reflect reductions in value determined to be other than temporary. The writedowns related primarily to investments in certain former suppliers that have experienced financial difficulty and with whom supply arrangements have ceased.

7.  PROPERTY, PLANT AND EQUIPMENT, NET

      Property, plant and equipment, net consists of:

                                                               2000        1999
                                                              -------------------
Land........................................................  $ 1,143    $  1,071
Buildings and land improvements.............................    2,640       2,753
Equipment...................................................    7,228       6,005
Leasehold improvements......................................    2,372       1,970
Construction-in-progress....................................      342         712
Leased property under capital leases........................      516         522
                                                              -------    --------
                                                               14,241      13,033
Accumulated depreciation and amortization...................   (5,421)     (4,767)
                                                              -------    --------
                                                              $ 8,820    $  8,266
                                                              =======    ========

      Accumulated depreciation for leased property under capital leases was $218 at February 3, 2001, and $195 at January 29, 2000.

      Approximately $1,044, original cost, of Property, Plant and Equipment collateralizes certain mortgage obligations at February 3, 2001, and January 29, 2000.

8.  TAXES BASED ON INCOME

      The provision for taxes based on income consists of:

                                                              2000     1999     1998
                                                              -----------------------
Federal
  Current...................................................  $ 338    $ 123    $ 382
  Deferred..................................................    213      308      (49)
                                                              -----    -----    -----
                                                                551      431      333
State and local.............................................     77       48       52
                                                              -----    -----    -----
                                                                628      479      385
Tax benefit from extraordinary loss.........................     (2)      (6)    (162)
                                                              -----    -----    -----
                                                              $ 626    $ 473    $ 223
                                                              =====    =====    =====

      A reconciliation of the statutory federal rate and the effective rate follows:

                                                              2000     1999     1998
                                                              -----------------------
Statutory rate..............................................   35.0%    35.0%    35.0%
State income taxes, net of federal tax benefit..............    3.3      2.8      3.8
Non-deductible goodwill.....................................    3.9      2.7      3.2
Other, net..................................................   (0.6)     3.0      1.3
                                                              -----    -----    -----
                                                               41.6%    43.5%    43.3%
                                                              =====    =====    =====

      The tax effects of significant temporary differences that comprise deferred tax balances were as follows:

                                                              2000     1999
----------------------------------------------------------------------------
Current deferred tax assets:
  Insurance related costs...................................  $  82    $  68
  Net operating loss carryforwards..........................     47      176
  Other.....................................................     83       12
                                                              -----    -----
          Total current deferred tax assets.................    212      256
                                                              -----    -----
Current deferred tax liabilities:
  Compensation related costs................................    (47)     (38)
  Inventory related costs...................................    (79)     (54)
                                                              -----    -----
          Total current deferred tax liabilities............   (126)     (92)
                                                              -----    -----
Current deferred taxes, net included in prepaid and other
  current assets............................................  $  86    $ 164
                                                              =====    =====
Long-term deferred tax assets:..............................
  Compensation related costs................................  $ 142    $ 148
  Insurance related costs...................................     57       86
  Lease accounting..........................................     39       60
  Net operating loss carryforwards..........................    158      178
  Other.....................................................     26       40
                                                              -----    -----
                                                                422      512
  Valuation allowance.......................................   (152)    (157)
                                                              -----    -----
          Long-term deferred tax assets, net................    270      355
                                                              -----    -----
Long-term deferred tax liabilities:.........................
  Depreciation..............................................   (519)    (457)
                                                              -----    -----
          Total long-term deferred tax liabilities..........   (519)    (457)
                                                              -----    -----
Long-term deferred taxes, net...............................  $(249)   $(102)
                                                              =====    =====

      Long-term deferred taxes, net are included in other liabilities at February 3, 2001 and January 29, 2000.

      At February 3, 2001, the Company had net operating loss carryforwards for federal income tax purposes of $551 which expire from 2004 through 2017. In addition, the Company had net operating loss carryforwards for state income tax purposes of $180 which expire from 2001 through 2020. The utilization of certain of the Company's net operating loss carryforwards may be limited in a given year.

      At February 3, 2001, the Company had federal and state Alternative Minimum Tax Credit carryforwards of $9 and $3, respectively. In addition, the Company has Other Federal and State credit carry forwards of $3 and $20, respectively, which expire from 2001 through 2017. The utilization of certain of the Company's credits may be limited in a given year.

9.  DEBT OBLIGATIONS

      Long-term debt consists of:

                                                               2000       1999
                                                              -------    ------
Senior Credit Facility......................................  $ 1,149    $1,362
Credit Agreement............................................    1,005     1,459
6.34% to 11.25% Senior Notes and Debentures due through
  2029......................................................    5,145     4,822
4.77% to 10.50% mortgages due in varying amounts through
  2017......................................................      516       473
Other.......................................................      338       465
                                                              -------    ------
Total debt..................................................    8,153     8,581
Less current portion........................................      307       536
                                                              -------    ------
Total long-term debt........................................  $ 7,846    $8,045
                                                              =======    ======

      In conjunction with the acquisitions of QFC and Ralphs/Food 4 Less in March 1998, Fred Meyer entered into new financing arrangements that refinanced a substantial portion of Fred Meyer's debt. The Senior Credit Facility provides for a $1,875 five-year revolving credit agreement and a five-year term note. During 2000, the term note was retired. All indebtedness under the Senior Credit Facility is guaranteed by some of the Company's subsidiaries. The revolving portion of the Senior Credit Facility is available for general corporate purposes, including the support of Fred Meyer's commercial paper program. Commitment fees are charged at .20% on the unused portion of the five-year revolving credit facility. Interest on the Senior Credit Facility is at adjusted LIBOR plus a margin of .625%. At February 3, 2001, the weighted average interest rate on both the five-year term note and the amounts outstanding under the revolving credit facility was 6.51%. The Senior Credit Facility requires the Company to comply with certain ratios related to indebtedness to earnings before interest, taxes, depreciation, amortization, LIFO charge, extraordinary loss, and one-time items ("EBITDA") and fixed charge coverage. In addition, the Senior Credit Facility limits dividends on and redemption of capital stock. The Company may prepay the Senior Credit Facility, in whole or in part, at any time, without a prepayment penalty.

      The Company also has a $1,500 Five-Year Credit Agreement and a 364-Day Credit Agreement (collectively the "Credit Agreement"). The Five Year facility terminates on May 28, 2002, unless extended or earlier terminated by the Company. The 364-Day Credit Agreement would have terminated in May 2000, but was extended as a $387 facility. The 364-Day facility now terminates on May 23, 2001 unless extended, converted into a one year term loan, or earlier terminated by the Company. Borrowings under the Credit Agreement bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time, of
(A) the base rate of Citibank, N.A., (B) 1/2% over a moving average of secondary market morning offering rates for three month certificates of deposit adjusted for reserve requirements, and (C) 1/2% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate ("Eurodollar Rate") plus an Applicable Margin. In addition, the Company pays a Facility Fee in connection with the Credit Facility. Both the Applicable Margin and the Facility Fee vary based on the Company's achievement of a financial ratio. At February 3, 2001, the Applicable Margin for the 364-Day facility was
 .525% and for the Five-Year facility was .475%. The Facility Fee for the 364-Day facility was .10% and for the Five-Year facility was .15%. The Credit Agreement contains covenants which among other things, restrict dividends and require the maintenance of certain financial ratios, including fixed charge coverage ratios and leverage ratios. The Company may prepay the Credit Agreement, in whole or in part, at any time, without a prepayment penalty.

      In December 1998, the Senior Credit Facility and the Credit Agreement were amended to permit the merger of Kroger and Fred Meyer (See note 3). The amendments, which became effective when the merger was completed, increased interest rates on the Credit Agreement to market rates and changed the covenants in the Senior Credit Facility to parallel those in the Credit Agreement.

      Unrated commercial paper borrowings of $644 and borrowings under money market lines of $100 at February 3, 2001, have been classified as long-term because the Company expects that these borrowings will be refinanced using the same type of securities. Additionally, the Company has the ability to refinance these borrowings on a long-term basis and has presented the amounts as outstanding under the Credit Agreement or the Senior Credit Facility. The money market lines, which generally have terms of approximately one year, allow the Company to borrow from the banks at mutually agreed upon rates, usually below the rates offered under the Senior Credit Facility.

      All of the Company's Senior Notes and Debentures are subject to early redemption at varying times and premiums. In addition, subject to certain conditions, some of the Company's publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days' notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. "Redemption Event" is defined in the indentures as the occurrence of
(i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company's Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

      The aggregate annual maturities and scheduled payments of long-term debt for the five years subsequent to 2000 are:

  2001.......................................................  $  307
  2002.......................................................  $1,136
  2003.......................................................  $1,452
  2004.......................................................  $  271
  2005.......................................................  $  776

      The extraordinary losses in 2000, 1999, and 1998 relate to premiums paid to retire certain indebtedness early and the write-off of deferred financing costs.

10.  INTEREST RATE PROTECTION PROGRAM

      The Company has historically used derivatives to limit its exposure to rising interest rates. During 1999, as a result of the merger with Fred Meyer, the nature and magnitude of the Company's debt portfolio changed significantly, including a permanent reduction in the combined Company's variable rate borrowings. This fundamental change in the Company's debt portfolio resulted in the existing derivative portfolio no longer being aligned with the debt portfolio and prompted the Company to eliminate all existing interest rate swap and cap agreements, at a cost of $17.

      The Company's current program relative to interest rate protection primarily contemplates fixing the rates on variable rate debt. To do this, the Company uses the following guidelines: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2,300 or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

      The Company reviews compliance with these guidelines annually with the Financial Policy Committee of the Board of Directors. In addition, the Company's internal auditors review compliance with these guidelines on an annual basis. The guidelines may change as the Company's business needs dictate.

      The table below indicates the types of swaps used, their duration, and their respective interest rates. The variable component of each interest rate derivative is based on the one month LIBOR using the forward yield curve as of February 3, 2001.

                                                              2000    1999
                                                              ----    ----
Receive variable swaps
  Notional amount...........................................  $300    $300
  Duration in years.........................................   0.9     1.9
  Average receive rate......................................  6.41%   6.36%
  Average pay rate..........................................  6.66%   6.66%

      In addition, as of February 3, 2001, the Company has: an interest rate collar on a notional amount of $300 million with a maturity date of July 24, 2003; three interest rate caps each with a notional amount of $350 million and a termination date of April 20, 2001; and three forward receive variable swaps with notional amounts of $125 million each becoming effective June 1, 2001. Two of the forward swaps mature June 1, 2011; the other forward swap matures June 1, 2031. Every three months, actual three month LIBOR is reviewed and the collar has the following impact on the Company for the notional amount:

        - If the three month LIBOR is less than or equal to 4.10%, the Company pays 5.50% for that three month period;

        - If the three month LIBOR is greater than 4.10% and less than or equal to 6.50%, the Company pays the actual interest rate for that three month period;

        - If the three month LIBOR is greater than 6.50% and less than 7.50%, the Company pays 6.50% for that three month period; and

        - If the three month LIBOR is greater than or equal to 7.50%, the Company pays the actual interest rate for that three month period.

      The interest rate caps all have a strike price of 6.8% based on the one month LIBOR rate. The three forward receive variable swaps have an average pay rate of 6.20% and will receive a variable rate based on one month LIBOR.

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

  Cash, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities
      The carrying amounts of these items approximate fair value.

  Long-term Investments
      The fair values of these investments are estimated based on quoted market prices for those or similar investments.

  Long-term Debt
      The fair value of the Company's long-term debt, including the current portion thereof, is estimated based on the quoted market price for the same or similar issues. The carrying value of $2,154 of long-term debt outstanding under the Company's Credit Agreement and Senior Credit Facility approximates fair value.

  Interest Rate Protection Agreements
      The fair value of these agreements is based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-end.
      The estimated fair values of the Company's financial instruments are as follows:

                                                        2000                        1999
                                              ------------------------    ------------------------
                                                            ESTIMATED                   Estimated
                                               CARRYING        FAIR        Carrying        Fair
                                                VALUE         VALUE         Value         Value
                                              ----------    ----------    ----------    ----------
Long-term investments for which it is
  Practicable...............................  $      118    $      121    $      100    $      103
  Not Practicable...........................  $       28    $       --    $        4    $       --
Debt for which it is
  Practicable...............................  $   (7,562)   $   (6,914)   $   (7,904)   $   (7,752)
  Not Practicable...........................  $     (591)   $       --    $     (677)   $       --
Interest Rate Protection Agreements
  Receive variable swaps....................  $       --    $       (7)   $       --    $        2
  Interest rate caps and collar.............  $       --    $       (2)           --             1
                                              ----------    ----------    ----------    ----------
                                              $       --    $       (9)   $       --    $        3
                                              ==========    ==========    ==========    ==========

      The use of different assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could actually realize. In addition, the Company is not subjected to a concentration of credit risk related to these instruments.
      The investments for which it was not practicable to estimate fair value relate to equity investments accounted for under the equity method and investments in real estate development partnerships for which there is no market. The long-term debt for which it was not practicable to estimate fair value relates to industrial revenue bonds, certain mortgages and other notes for which there is no market.

12.  LEASES

      The Company operates primarily in leased facilities. Lease terms generally range from 10 to 25 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rents based on sales, or payment of executory costs such as property taxes, utilities, or insurance and maintenance. Portions of certain properties are subleased to others for periods from one to 20 years.
      Rent expense (under operating leases) consists of:

                                                                2000        1999        1998
                                                              --------    --------    --------
Minimum rentals.............................................  $    731    $    720    $    683
Contingent payments.........................................        16          15          18
Sublease income.............................................       (88)        (94)        (82)
                                                              --------    --------    --------
                                                              $    659    $    641    $    619
                                                              ========    ========    ========

      Minimum annual rentals for the five years subsequent to 2000 and in the aggregate are:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
2001........................................................   $ 70       $  727
2002........................................................     64          709
2003........................................................     60          651
2004........................................................     56          613
2005........................................................     54          577
Thereafter..................................................    483        4,758
                                                               ----       ------
                                                                787       $8,035
                                                                          ======
Less estimated executory costs included in capital leases...     14
                                                               ----
Net minimum lease payments under capital leases.............    773
Less amount representing interest...........................    380
                                                               ----
Present value of net minimum lease payments under capital
  leases....................................................   $393
                                                               ====

      Total future minimum rentals under noncancellable subleases at February 3, 2001, were $408.

      The current and long-term portions of obligations under capital leases are included in other current liabilities and other long-term liabilities on the balance sheet.

      On March 11, 1998, the Company entered into a $500 five-year synthetic lease credit facility that refinanced $303 in existing lease financing facilities. Lease payments are based on LIBOR applied to the utilized portion of the facility. As of February 3, 2001, the Company had utilized $470 of the facility, which matures March 2003.

13.  EARNINGS PER COMMON SHARE

      Basic earnings per common share equals net earnings divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options and warrants.
      The following table provides a reconciliation of earnings before extraordinary loss and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.

                                    FOR THE YEAR ENDED            For the year ended            For the year ended
                                     FEBRUARY 3, 2001              January 29, 2000               January 2, 1999
                                ---------------------------   ---------------------------   ---------------------------
                                INCOME     SHARES     PER-    Income     Shares     Per-    Income     Shares     Per-
                                (NUMER-   (DENOMI-   SHARE    (Numer-   (Denomi-   Share    (Numer-   (Denomi-   Share
                                 ATOR)     NATOR)    AMOUNT    ator)     nator)    Amount    ator)     nator)    Amount
                                -------   --------   ------   -------   --------   ------   -------   --------   ------
Basic EPS.....................   $ 880      823      $1.07     $623       829      $0.75     $504       816      $0.62
Dilutive effect of stock
  option awards...............               23                            29                            35
                                 -----      ---                ----       ---                ----       ---
Diluted EPS...................   $ 880      846      $1.04     $623       858      $0.73     $504       851      $0.59
                                 =====      ===                ====       ===                ====       ===

      At February 3, 2001, and January 29, 2000, there were options outstanding for approximately 9.6 shares and 18.2 shares of common stock, respectively, that were excluded from the computation of diluted EPS. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS. There were no items that would have had an anti-dilutive effect at January 2, 1999.

      On May 20, 1999, the Company announced a two-for-one stock split, to shareholders of record of common stock on June 7, 1999. All share amounts prior to this date have been restated to reflect the split.

14.  STOCK OPTION PLANS
      The Company grants options for common stock to employees under various plans, as well as to its non-employee directors owning a minimum of one thousand shares of common stock of the Company, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans generally provide for the exercise of options by exchanging issued shares of stock of the Company. At February 3, 2001, 14.6 shares of common stock were available for future options. Options generally will expire 10 years from the date of grant. Options vest in one year to five years from the date of grant or, for certain options, the earlier of the Company's stock reaching certain pre-determined market prices or nine years and six months from the date of grant. All grants outstanding become immediately exercisable upon certain changes of control of the Company.

      Changes in options outstanding under the stock option plans, excluding restricted stock awards, were:

                                                              SHARES SUBJECT    WEIGHTED AVERAGE
                                                                TO OPTION        EXERCISE PRICE
                                                              --------------    ----------------
Outstanding, year-end 1997..................................       75.6              $ 7.75
Granted.....................................................       10.0              $20.55
Exercised...................................................      (19.0)             $ 6.30
Canceled or expired.........................................       (1.0)             $13.63
                                                                  -----
Outstanding, year-end 1998..................................       65.6              $10.20
Exercised during transition period..........................       (1.0)             $ 6.16
Granted.....................................................       11.3              $26.97
Exercised...................................................       (7.3)             $ 9.19
Canceled or Expired.........................................       (2.6)             $19.76
                                                                  -----
Outstanding, year-end 1999..................................       66.0              $12.75
Granted.....................................................        6.8              $16.79
Exercised...................................................       (8.2)             $ 7.15
Canceled or Expired.........................................       (2.0)             $20.68
                                                                  -----
Outstanding, year-end 2000..................................       62.6              $13.65
                                                                  =====

      A summary of options outstanding and exercisable at February 3, 2001 follows:

                                     WEIGHTED-
                                      AVERAGE
   RANGE OF          NUMBER          REMAINING       WEIGHTED-AVERAGE       OPTIONS        WEIGHTED-AVERAGE
EXERCISE PRICES    OUTSTANDING    CONTRACTUAL LIFE    EXERCISE PRICE      EXERCISABLE       EXERCISE PRICE
---------------------------------------------------------------------   -----------------------------------
                  (IN MILLIONS)      (IN YEARS)                          (IN MILLIONS)
$ 2.94 - $ 5.86       13.4              2.15              $ 5.09              13.4              $ 5.09
$ 5.92 - $10.38       18.0              4.92              $ 8.44              17.4              $ 8.43
$10.46 - $16.59       13.3              7.55              $14.95               5.9              $13.57
$17.37 - $24.41        8.2              7.21              $21.03               4.0              $21.07
$24.94 - $31.91        9.7              8.32              $27.15               2.8              $27.19
                      ----                                                    ----
$ 2.94 - $31.91       62.6              5.71              $13.65              43.5              $10.47
                      ====                                                    ====

      The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for

Stock-Based Compensation," the Company's net earnings and diluted earnings per common share would have been reduced to the pro forma amounts below:

                                                       2000                 1999                 1998
                                                ------------------   ------------------   ------------------
                                                ACTUAL   PRO FORMA   Actual   Pro Forma   Actual   Pro Forma
                                                ------   ---------   ------   ---------   ------   ---------
Net earnings................................    $ 877      $ 841     $ 613      $ 575     $ 247      $ 205
Diluted earnings per common share...........    $1.04      $0.99     $0.72      $0.67     $0.29      $0.24

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on historical assumptions from each respective company shown in the table below. These amounts reflected in this pro forma disclosure are not indicative of future amounts. The following table reflects the assumptions used for grants awarded in each year to option holders of the respective companies:

                                                                   2000         1999        1998
                                                                -----------   ---------   ---------
KROGER
Weighted average expected volatility (based on historical
  volatility)...............................................          27.69%      26.23%      26.60%
Weighted average risk-free interest rate....................           4.88%       6.64%       4.60%
Expected term...............................................      8.1 YEARS   8.0 years   7.8 years
FRED MEYER
Weighted average expected volatility (based on historical
  volatility)...............................................            N/A         n/a       39.37%
Weighted average risk-free interest rate....................            N/A         n/a        5.32%
Expected term...............................................            N/A         n/a   5.0 years

      The weighted average fair value of options granted during 2000, 1999, and 1998, was $7.48, $12.93, and $9.87, respectively.

15.  CONTINGENCIES

      The Company continuously evaluates contingencies based upon the best available evidence.

      Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management's estimates, future earnings will be charged or credited.

      The principal contingencies are described below:

      Insurance -- The Company's workers' compensation risks are self-insured in certain states. In addition, other workers' compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers' compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

      Litigation -- The Company is involved in various legal actions arising in the normal course of business. Although occasional adverse decisions (or settlements) may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

      Purchase Commitment -- The Company indirectly owns a 50% interest in the Santee Dairy ("Santee") and has a product supply agreement with Santee that requires the Company to purchase 9 million gallons of fluid milk and other products annually. The product supply agreement expires on July 29, 2007. Upon acquisition of Ralphs/ Food 4 Less, Santee became excess capacity and a duplicate facility.

16.  WARRANT DIVIDEND PLAN

      On February 28, 1986, the Company adopted a warrant dividend plan providing for stock purchase rights to owners of the Company's common stock. The plan was amended and restated as of April 4, 1997, and further amended on October 18, 1998. Each share of common stock currently has attached one-half of a right. Each right, when exercisable, entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Preferred Shares, par value $100 per share, at $87.50 per one ten-thousandth of a share. The rights will become exercisable, and separately tradable, 10 business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company's common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including certain acquisitions of the Company in a merger or other business combination transaction, or if 50% or more of the Company's assets or earnings power are sold under certain circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of two times the exercise price. At the Company's option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $0.01 per right. The rights are subject to adjustment and expire March 19, 2006.

17.  STOCK

  Preferred Stock

      The Company has authorized 5 shares of voting cumulative preferred stock; 2 were available for issuance at February 3, 2001. Fifty thousand shares have been designated as "Series A Preferred Shares" and are reserved for issuance under the Company's warrant dividend plan. The stock has a par value of $100 and is issuable in series.

  Common Stock

      The Company has authorized 1,000 shares of common stock, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the authorized shares of common stock from 1,000 to 2,000 when the Board of Directors determines it to be in the best interest of the Company.

18.  BENEFIT PLANS

      The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees, and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

      In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company's employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

      Information with respect to change in benefit obligation, change in plan assets, net amounts recognized at end of year, weighted average assumptions and components of net periodic benefit cost follow:

                                                              PENSION BENEFITS     OTHER BENEFITS
                                                              -----------------   -----------------
                                                               2000      1999      2000      1999
                                                              -------   -------   -------   -------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year.....................  $ 1,128   $ 1,192   $   253   $   272
Change in benefit obligation during transition period.......       --         4        --         1
Addition to benefit obligation from acquisitions............        6        --        --        --
Service cost................................................       36        37         9        11
Interest cost...............................................       90        82        19        19
Plan participants' contributions............................       --        --         6         4
Amendments..................................................       (3)       15        --         4
Actuarial loss (gain).......................................      (18)     (140)       (2)      (39)
Settlements.................................................       --        (2)       --        --
Curtailment credit..........................................       --        (2)       --        (7)
Benefits paid...............................................      (70)      (58)      (21)      (12)
                                                              -------   -------   -------   -------
Benefit obligation at end of year...........................  $ 1,169   $ 1,128   $   264   $   253
                                                              =======   =======   =======   =======
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year..............  $ 1,393   $ 1,375   $    --   $    --
Change in fair value of plan assets during transition
  period....................................................       --        15        --        --
Addition to plan assets from acquisitions...................        6        --        --        --
Actual return on plan assets................................      111        57        --        --
Employer contribution.......................................        4         4        15         8
Plan participants' contributions............................       --        --         6         4
Benefits paid...............................................      (70)      (58)      (21)      (12)
                                                              -------   -------   -------   -------
Fair value of plan assets at end of year....................  $ 1,444   $ 1,393   $    --   $    --
                                                              =======   =======   =======   =======

Pension plan assets include $179 and $121 of common stock of The Kroger Co. at February 3, 2001, and January 29, 2000, respectively.

                                                              PENSION BENEFITS     OTHER BENEFITS
                                                              -----------------   -----------------
                                                               2000      1999      2000      1999
                                                              -------   -------   -------   -------
NET AMOUNT RECOGNIZED AT END OF YEAR:
Funded status at end of year................................  $   275   $   265   $  (264)  $  (253)
Unrecognized actuarial gain.................................     (305)     (307)      (71)      (81)
Unrecognized prior service cost.............................       27        33       (15)      (17)
Unrecognized net transition asset...........................       (4)       (5)  $     1   $     1
                                                              -------   -------   -------   -------
Net amount recognized at end of year........................  $    (7)  $   (14)  $  (349)  $  (350)
                                                              =======   =======   =======   =======
Prepaid benefit cost........................................  $    40   $    33   $    --   $    --
Accrued benefit liability...................................      (47)      (47)     (349)     (350)
                                                              -------   -------   -------   -------
                                                              $    (7)  $   (14)  $  (349)  $  (350)
                                                              =======   =======   =======   =======

                                                              PENSION BENEFITS     OTHER BENEFITS
                                                              -----------------   -----------------
                                                               2000      1999      2000      1999
                                                              -------   -------   -------   -------
WEIGHTED AVERAGE ASSUMPTIONS:
Discount rate...............................................     7.50%     8.00%     7.50%     8.00%
Expected return on plan assets..............................     9.50%     9.50%
Rate of compensation increase...............................     4.00%     4.50%     4.00%     4.50%

For measurement purposes, a 5 percent annual rate of increase in the per capita cost of other benefits was assumed for 1999 and thereafter.

                                                     PENSION BENEFITS          OTHER BENEFITS
                                                  ----------------------    --------------------
                                                  2000     1999     1998    2000    1999    1998
                                                  -----    -----    ----    ----    ----    ----
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost....................................  $  36    $  37    $ 37    $  9    $ 11    $  9
Interest cost...................................     90       82      77      19      19      18
Expected return on plan assets..................   (120)    (109)    (98)     --      --      --
Amortization of:
     Transition asset...........................     (1)      (1)     --      --      --      --
     Prior service cost.........................      4        4       2      --      (3)     (3)
     Actuarial (gain) loss......................    (10)      --       1      (2)     --      (1)
Curtailment credit..............................     --       (2)     --      (4)     (7)    (17)
                                                  -----    -----    ----    ----    ----    ----
Net periodic benefit cost.......................  $  (1)   $  11    $ 19    $ 22    $ 20    $  6
                                                  =====    =====    ====    ====    ====    ====

The accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $47 and $7 at February 3, 2001, and $40 and $1 at January 29, 2000.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                                              1% POINT    1% POINT
                                                              INCREASE    DECREASE
                                                              --------    --------
Effect on total of service and interest cost components.....         4          (3)
Effect on postretirement benefit obligation.................        24         (21)

The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 2000, 1999, and 1998, was $45, $46, and $40, respectively.

The Company participates in various multi-employer plans for substantially all union employees. Benefits are generally based on a fixed amount for each year of service. Contributions for 2000, 1999, and 1998, were $103, $121, and $133, respectively.

19.  RELATED-PARTY TRANSACTIONS

      The Company had a management agreement for management and financial services with The Yucaipa Companies ("Yucaipa"), whose managing general partner became Chairman of the Executive Committee of the Board, effective May 27, 1999 but who resigned from the Board of Directors on January 8, 2001. The arrangement provided for annual management fees of $0.5 plus reimbursement of Yucaipa's reasonable out-of-pocket costs and expenses. In 1998, the Company paid to Yucaipa approximately $20 for services rendered in conjunction with the Ralphs/Food 4 Less and QFC mergers and termination fees of Ralphs/Food 4 Less management agreement. This agreement was terminated by Yucaipa upon consummation of the Kroger/Fred Meyer merger (see note 3).

      Yucaipa or an affiliate holds warrants for the purchase of up to 4.3 million shares of Common Stock at an exercise price of $11.91 per share. Of those warrants, 0.6 million expire in 2005 and 3.7 million expire in 2006. Additionally, at the option of Yucaipa, the warrants are exercisable without the payment of cash consideration. Under this condition, the Company will withhold upon exercise the number of shares having a market value equal to the aggregate exercise price from the shares issuable.

20.  RECENTLY ISSUED ACCOUNTING STANDARDS

      Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," is effective for The Kroger Co. as of February 4, 2001. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. We have determined the adoption of these new accounting standards will not have a material impact on the financial statements.

      In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) 44, Accounting for Certain Transactions involving Stock Compensation, which clarifies the application of Accounting Principals Board Opinion 25 for certain issues. The interpretation became effective July 1, 2000, except for the provisions that relate to modifications that directly or indirectly reduce the exercise price of an award and the definition of an employee, which became effective after December 15, 1998. The adoption of FIN 44 did not have a material impact on the Company's financial statements.

      Emerging Issues Task Force (EITF) Issue Nos. 00-14, "Accounting for Certain Sales Incentives;" 00-22, "Accounting for "Points" and Certain Other Time-Based or Volume-Based Sales and Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future;" and 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer" become effective for The Kroger Co. beginning in the first quarter of 2002. These issues address the appropriate accounting for certain vendor contracts and loyalty programs. The Company continues to assess the effect these new standards will have on the financial statements. The Company expects the adoption of these standards will not have a material effect on our financial statements.

21.  SUBSEQUENT EVENTS

      The Board of Directors authorized the repurchase of an incremental $1 billion of Kroger common stock on March 1, 2001. This new repurchase program is in addition to the existing $750 million stock buyback plan.

22.  GUARANTOR SUBSIDIARIES

      The Company's outstanding public debt (the "Guaranteed Notes") is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and certain of its subsidiaries (the "Guarantor Subsidiaries"). At February 3, 2001, a total of approximately $5.2 billion of Guaranteed Notes were outstanding. The Guarantor Subsidiaries and non-guarantor subsidiaries are wholly-owned subsidiaries of The Kroger Co. Separate financial statements of The Kroger Co. and each of the Guarantor Subsidiaries are not presented because the guarantees are full and unconditional and the Guarantor Subsidiaries are jointly and severally liable. The Company believes that separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors.

      The non-guaranteeing subsidiaries represent less than 3% on an individual and aggregate basis of consolidated assets, pretax earnings, cash flow, and equity. Therefore, the non-guarantor subsidiaries' information is not separately presented in the tables below, but rather is included in the column labeled "Guarantor Subsidiaries."

      There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee are limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law (e.g. adequate capital to pay dividends under corporate laws).

      The following tables present summarized financial information as of February 3, 2001 and January 29, 2000, and for the three years ended February 3, 2001.

                            CONDENSED CONSOLIDATING
                                 BALANCE SHEETS
                             AS OF FEBRUARY 3, 2001

                                                                 GUARANTOR
                                              THE KROGER CO.    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                              --------------    ------------    ------------    ------------
Current assets
  Cash......................................     $    25          $   136         $     --        $   161
  Receivables...............................         134              553               --            687
  Net inventories...........................         340            3,726               --          4,066
  Prepaid and other current assets..........         149              353               --            502
                                                 -------          -------         --------        -------
          Total current assets..............         648            4,768               --          5,416
Property, plant and equipment, net..........         866            7,954               --          8,820
Goodwill, net...............................           1            3,638               --          3,639
Other assets................................         653             (338)              --            315
Investment in and advances to
  subsidiaries..............................      10,410               --          (10,410)            --
                                                 -------          -------         --------        -------
          Total Assets......................     $12,578          $16,022         $(10,410)       $18,190
                                                 =======          =======         ========        =======
Current liabilities
  Current portion of long-term debt
     including obligations under capital
     leases.................................     $   274          $    62         $     --        $   336
  Accounts payable..........................         250            2,762               --          3,012
  Other current liabilities.................         449            1,794               --          2,243
                                                 -------          -------         --------        -------
          Total current liabilities.........         973            4,618               --          5,591
Long-term debt including obligations under
  capital leases............................       7,563              647               --          8,210
Other long-term liabilities.................         953              347               --          1,300
                                                 -------          -------         --------        -------
          Total Liabilities.................       9,489            5,612               --         15,101
                                                 -------          -------         --------        -------
Shareowners' Equity.........................       3,089           10,410          (10,410)         3,089
                                                 -------          -------         --------        -------
          Total Liabilities and Shareowners'
            Equity..........................     $12,578          $16,022         $(10,410)       $18,190
                                                 =======          =======         ========        =======

                            CONDENSED CONSOLIDATING
                                 BALANCE SHEETS
                             AS OF JANUARY 29, 2000
                                 (AS RESTATED)

                                                                 GUARANTOR
                                              THE KROGER CO.    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                              --------------    ------------    ------------    ------------
Current assets
  Cash......................................     $    30          $   251         $     --        $   281
  Receivables...............................         112              524               --            636
  Net inventories...........................         314            3,624               --          3,938
  Prepaid and other current assets..........         122              568               --            690
                                                 -------          -------         --------        -------
          Total current assets..............         578            4,967               --          5,545
Property, plant and equipment, net..........         793            7,473               --          8,266
Goodwill, net...............................          --            3,718               --          3,718
Other assets................................         463              (60)              --            403
Investment in and advances to
  subsidiaries..............................      10,256               --          (10,256)            --
                                                 -------          -------         --------        -------
          Total Assets......................     $12,090          $16,098         $(10,256)       $17,932
                                                 =======          =======         ========        =======
Current liabilities
  Current portion of long-term debt
     including obligations under capital
     leases.................................     $   492          $    99         $     --        $   591
  Accounts payable..........................         216            2,557               --          2,773
  Other current liabilities.................         357            1,943               --          2,300
                                                 -------          -------         --------        -------
          Total current liabilities.........       1,065            4,599               --          5,664
Long-term debt including obligations under
  capital leases............................       7,703              719               --          8,422
Other long-term liabilities.................         644              524               --          1,168
                                                 -------          -------         --------        -------
          Total Liabilities.................       9,412            5,842               --         15,254
                                                 -------          -------         --------        -------
Shareowners' Equity.........................       2,678           10,256          (10,256)         2,678
                                                 -------          -------         --------        -------
          Total Liabilities and Shareowners'
            Equity..........................     $12,090          $16,098         $(10,256)       $17,932
                                                 =======          =======         ========        =======

                            CONDENSED CONSOLIDATING
                              STATEMENTS OF INCOME
                      FOR THE YEAR ENDED FEBRUARY 3, 2001

                                                                 GUARANTOR
                                              THE KROGER CO.    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                              --------------    ------------    ------------    ------------
Sales.......................................      $6,712          $43,047         $  (759)        $49,000
Merchandise costs, including warehousing and
  transportation............................       5,316           31,197            (707)         35,806
                                                  ------          -------         -------         -------
  Gross profit..............................       1,396           11,850             (52)         13,194
Operating, general and administrative.......       1,059            8,079              --           9,138
Rent........................................         173              538             (52)            659
Depreciation and amortization...............          91              917              --           1,008
Merger related costs and asset
  impairments...............................         179               27              --             206
                                                  ------          -------         -------         -------
  Operating profit (loss)...................        (106)           2,289              --           2,183
Interest expense (benefit)..................        (625)             (50)             --            (675)
Equity in earnings of subsidiaries..........       1,304               --          (1,304)             --
                                                  ------          -------         -------         -------
Earnings before tax expense and
  extraordinary loss........................         573            2,239          (1,304)          1,508
Tax expense.................................        (307)             935              --             628
                                                  ------          -------         -------         -------
Earnings before extraordinary loss..........         880            1,304          (1,304)            880
Extraordinary loss, net of income tax
  benefit...................................          (3)              --              --              (3)
                                                  ------          -------         -------         -------
     Net earnings...........................      $  877          $ 1,304         $(1,304)        $   877
                                                  ======          =======         =======         =======

                            CONDENSED CONSOLIDATING
                              STATEMENTS OF INCOME
                      FOR THE YEAR ENDED JANUARY 29, 2000
                                 (AS RESTATED)

                                                                 GUARANTOR
                                              THE KROGER CO.    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                              --------------    ------------    ------------    ------------
Sales.......................................      $6,333          $39,617          $(598)         $45,352
Merchandise costs, including warehousing and
  transportation............................       5,083           28,781           (548)          33,316
                                                  ------          -------          -----          -------
  Gross profit..............................       1,250           10,836            (50)          12,036
Operating, general and administrative.......         941            7,386             --            8,327
Rent........................................         119              572            (50)             641
Depreciation and amortization...............          95              851             --              946
Merger related costs........................          64              319             --              383
                                                  ------          -------          -----          -------
  Operating profit..........................          31            1,708             --            1,739
Interest expense............................        (428)            (209)            --             (637)
Equity in earnings of subsidiaries..........         846               --           (846)              --
                                                  ------          -------          -----          -------
Earnings before tax expense and
  extraordinary loss........................         449            1,499           (846)           1,102
Tax expense (benefit).......................        (173)             652             --              479
                                                  ------          -------          -----          -------
Earnings before extraordinary loss..........         622              847           (846)             623
Extraordinary loss, net of income tax
  benefit...................................          (9)              (1)            --              (10)
                                                  ------          -------          -----          -------
     Net earnings...........................      $  613          $   846          $(846)         $   613
                                                  ======          =======          =====          =======

                            CONDENSED CONSOLIDATING
                              STATEMENTS OF INCOME
                       FOR THE YEAR ENDED JANUARY 2, 1999
                                 (AS RESTATED)

                                                                 GUARANTOR
                                              THE KROGER CO.    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                              --------------    ------------    ------------    ------------
Sales.......................................      $8,849          $34,845          $(612)         $43,082
Merchandise costs, including warehousing and
  transportation............................       7,283           25,307           (527)          32,063
                                                  ------          -------          -----          -------
  Gross profit..............................       1,566            9,538            (85)          11,019
Operating, general and administrative.......       1,348            6,413             --            7,761
Rent........................................         199              505            (85)             619
Depreciation and amortization...............         113              723             --              836
Merger related costs........................          --              269             --              269
                                                  ------          -------          -----          -------
  Operating profit (loss)...................         (94)           1,628             --            1,534
Interest expense............................        (218)            (427)            --             (645)
Equity in earnings of subsidiaries..........         483               --           (483)              --
                                                  ------          -------          -----          -------
Earnings before tax expense and
  extraordinary loss........................         171            1,201           (483)             889
Tax expense (benefit).......................        (115)             500             --              385
                                                  ------          -------          -----          -------
Earnings before extraordinary loss..........         286              701           (483)             504
Extraordinary loss, net of income tax
  benefit...................................         (39)            (218)            --             (257)
                                                  ------          -------          -----          -------
     Net earnings...........................      $  247          $   483          $(483)         $   247
                                                  ======          =======          =====          =======

                            CONDENSED CONSOLIDATING
                            STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED FEBRUARY 3, 2001

                                                                              GUARANTOR
                                                           THE KROGER CO.    SUBSIDIARIES    CONSOLIDATED
                                                           --------------    ------------    ------------
Net cash provided by operating activities................      $1,242           $1,039          $2,281
                                                               ------           ------          ------
Cash flows from investing activities:
  Capital expenditures...................................         (85)          (1,538)         (1,623)
  Other..................................................          20               80             100
                                                               ------           ------          ------
     Net cash used by investing activities...............         (65)          (1,458)         (1,523)
                                                               ------           ------          ------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...............         838               --             838
  Reductions in long-term debt...........................      (1,269)             (70)         (1,339)
  Proceeds from issuance of capital stock................          57               --              57
  Capital stock reacquired...............................        (581)              --            (581)
  Other..................................................         (73)             220             147
  Net change in advances to subsidiaries.................        (154)             154              --
                                                               ------           ------          ------
     Net cash (used) provided by financing activities....      (1,182)             304            (878)
                                                               ------           ------          ------
  Net decrease in cash and temporary cash investments....          (5)            (115)           (120)
  Cash and temporary cash investments:
     Beginning of year...................................          30              251             281
                                                               ------           ------          ------
     End of year.........................................      $   25           $  136          $  161
                                                               ======           ======          ======

                            CONDENSED CONSOLIDATING
                            STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED JANUARY 29, 2000
                                 (AS RESTATED)

                                                                              GUARANTOR
                                                           THE KROGER CO.    SUBSIDIARIES    CONSOLIDATED
                                                           --------------    ------------    ------------
Net cash provided by operating activities................     $   687          $   861         $ 1,548
                                                              -------          -------         -------
Cash flows from investing activities:
  Capital expenditures...................................        (102)          (1,589)         (1,691)
  Other..................................................          11             (130)           (119)
                                                              -------          -------         -------
     Net cash used by investing activities...............         (91)          (1,719)         (1,810)
                                                              -------          -------         -------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...............       1,707               56           1,763
  Reductions in long-term debt...........................        (675)            (794)         (1,469)
  Proceeds from issuance of capital stock................          55               12              67
  Capital stock reacquired...............................          (6)              --              (6)
  Other..................................................          26             (101)            (75)
  Net change in advances to subsidiaries.................      (1,698)           1,698              --
                                                              -------          -------         -------
     Net cash (used) provided by financing activities....        (591)             871             280
                                                              -------          -------         -------
  Net increase in cash and temporary cash investments....           5               13              18
  Cash and temporary cash investments:
     Beginning of year...................................          25              238             263
                                                              -------          -------         -------
     End of year.........................................     $    30          $   251         $   281
                                                              =======          =======         =======

                            CONDENSED CONSOLIDATING
                            STATEMENTS OF CASH FLOWS
                       FOR THE YEAR ENDED JANUARY 2, 1999
                                 (AS RESTATED)

                                                                              GUARANTOR
                                                           THE KROGER CO.    SUBSIDIARIES    CONSOLIDATED
                                                           --------------    ------------    ------------
Net cash (used) provided by operating activities.........     $  (164)         $ 2,002         $ 1,838
                                                              -------          -------         -------
Cash flows from investing activities:
  Capital expenditures...................................        (278)          (1,368)         (1,646)
  Other..................................................         128               53             181
                                                              -------          -------         -------
     Net cash used by investing activities...............        (150)          (1,315)         (1,465)
                                                              -------          -------         -------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...............         893            4,414           5,307
  Reductions in long-term debt...........................        (801)          (4,288)         (5,089)
  Proceeds from issuance of capital stock................          53               69             122
  Capital stock reacquired...............................        (122)              --            (122)
  Other..................................................         (29)            (446)           (475)
  Net change in advances to subsidiaries.................        (967)             967              --
                                                              -------          -------         -------
     Net cash (used) provided by financing activities....        (973)             716            (257)
                                                              -------          -------         -------
  Net (decrease) increase in cash and temporary cash
     investments.........................................      (1,287)           1,403             116
  Cash and temporary cash investments:
     Beginning of year...................................          38              145             183
                                                              -------          -------         -------
     End of year.........................................     $(1,249)         $ 1,548         $   299
                                                              =======          =======         =======

23.  QUARTERLY DATA (UNAUDITED)

                                                                     QUARTER
                                                -------------------------------------------------
                                                  FIRST        SECOND       THIRD        FOURTH     TOTAL YEAR
                     2000                       (16 WEEKS)   (12 WEEKS)   (12 WEEKS)   (13 WEEKS)   (53 WEEKS)
--------------------------------------------------------------------------------------------------------------
SALES.........................................   $14,329      $11,017      $10,962      $12,692      $49,000
GROSS PROFIT..................................   $ 3,829      $ 2,966      $ 2,915      $ 3,484      $13,194
EARNINGS BEFORE EXTRAORDINARY ITEMS...........   $    99      $   210      $   203      $   368      $   880
EXTRAORDINARY LOSS............................   $    --      $    (2)     $    (1)     $    --      $    (3)
NET EARNINGS..................................   $    99      $   208      $   202      $   368      $   877
NET EARNING PER COMMON SHARE:
     EARNINGS BEFORE EXTRAORDINARY LOSS.......   $  0.12      $  0.25      $  0.25      $  0.45      $  1.07
     EXTRAORDINARY LOSS.......................        --           --           --           --           --
                                                 -------      -------      -------      -------      -------
BASIC NET EARNINGS PER COMMON SHARE...........   $  0.12      $  0.25      $  0.25      $  0.45      $  1.07
DILUTED EARNINGS PER COMMON SHARE:
     EARNINGS BEFORE EXTRAORDINARY LOSS.......   $  0.12      $  0.25      $  0.24      $  0.44      $  1.04
     EXTRAORDINARY LOSS.......................        --           --           --           --           --
                                                 -------      -------      -------      -------      -------
DILUTED NET EARNINGS PER COMMON SHARE.........   $  0.12      $  0.25      $  0.24      $  0.44      $  1.04

                                                                      Quarter
                                                 -------------------------------------------------
                                                   First        Second       Third        Fourth     Total Year
                     1999                        (16 weeks)   (12 weeks)   (12 weeks)   (12 weeks)   (52 weeks)
---------------------------------------------------------------------------------------------------------------
Sales..........................................   $13,493      $10,289      $10,329      $11,241      $45,352
Gross profit...................................   $ 3,536      $ 2,701      $ 2,726      $ 3,073      $12,036
Earnings before extraordinary items............   $   211      $    53      $   127      $   232      $   623
Extraordinary loss.............................   $    --      $   (10)     $    --      $    --      $   (10)
Net earnings...................................   $   211      $    43      $   127      $   232      $   613
Net earnings per common share:
     Earnings before extraordinary loss........   $  0.26      $  0.06      $  0.15      $  0.28      $  0.75
     Extraordinary loss........................        --        (0.01)          --           --        (0.01)
                                                  -------      -------      -------      -------      -------
Basic net earnings per common share............   $  0.26      $  0.05      $  0.15      $  0.28      $  0.74
Diluted earnings per common share:
     Earnings before extraordinary loss........   $  0.25      $  0.06      $  0.15      $  0.27      $  0.73
     Extraordinary loss........................        --        (0.01)          --           --        (0.01)
                                                  -------      -------      -------      -------      -------
Diluted net earnings per common share..........   $  0.25      $  0.05      $  0.15      $  0.27      $  0.72

      The amounts reflected in the quarterly data presented above have been reclassified to conform to current year presentation and reflect the effect of restatements, described in note two, resulting from certain intentional

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

improper accounting practices at the Company's Ralphs subsidiary. This restatement resulted in changes to previously reported amounts in the consolidated financial statements as follows:

                                           2000 QUARTER                          1999 Quarter
                                       ---------------------    ----------------------------------------------
                                        FIRST       SECOND       First       Second       Third       Fourth
--------------------------------------------------------------------------------------------------------------
                                                increase/(decrease) from amounts previously reported
Statement of Income
  Sales..............................        No Change                            No Change
  Gross Profit.......................   $   (5)     $   (4)      $   3       $   (1)      $   --      $   (1)
  Earnings before extraordinary
     items...........................   $   (7)     $   (8)      $   4       $   (3)      $   (2)     $  (13)
  Net Earnings.......................   $   (7)     $   (8)      $   4       $   (3)      $   (2)     $  (13)
  Basic earnings per common share....   $(0.01)     $(0.01)      $0.01       $(0.01)      $(0.01)     $(0.01)
  Diluted earnings per common
     share...........................   $   --      $(0.01)      $0.01       $   --       $   --      $(0.02)

      There were no changes for the third and fourth quarters of 2000 due to the restatement.

--------------------------------------------------------------------------------
The Company has a variety of plans designed to allow employees to acquire stock in Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

                               Firstar, N.A. Cincinnati
                               P.O. Box 5277
                               Cincinnati, Ohio 45201
                               Toll Free 1-800-872-3307

Questions regarding the Company's 401(k) plan should be directed to the employee's Human Resources Manager or 1-800-2KROGER.

Questions concerning any of the other plans should be directed to the employee's local Human Resources Manager.

SHAREOWNERS: The Bank of New York is Registrar and Transfer Agent for the Company's Common Stock. For questions concerning changes of address, etc., individual shareowners should contact:

Written inquiries:                                    Certificate transfer and address changes:
The Bank of New York                                  The Bank of New York
Shareholder Relations Department-11E                  Receive and Deliver Department-11W
P.O. Box 11258                                        P.O. Box 11002
Church Street Station                                 Church Street Station
New York, New York 10286                              New York, New York 10286

The Bank's toll-free number is: 1-800-524-4458. E-mail:
shareowner-svc@email.bankofny.com

Shareholder questions and requests for forms available on the Internet at: http://stock.bankofny.com

SHAREOWNER UPDATES: The Kroger Co. provides a pre-recorded overview of the Company's most recent quarter. Call 1-800-4STOCKX or, in Cincinnati, 762-4723. Other information is available on our Internet site at http://www.kroger.com.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including the Company's most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.
--------------------------------------------------------------------------------

                               EXECUTIVE OFFICERS

DONALD E. BECKER
Senior Vice President

WARREN F. BRYANT
Senior Vice President

GEOFFREY J. COVERT
President--Manufacturing
Senior Vice President

TERRY L. COX
Group Vice President

DAVID B. DILLON
President and Chief
Operating Officer

PAUL W. HELDMAN
Senior Vice President, Secretary and General Counsel

MICHAEL S. HESCHEL
Executive Vice President and
Chief Information Officer

CARVER L. JOHNSON
Group Vice President

SAUNDRA K. LINN
Group Vice President

LYNN MARMER
Group Vice President

DON W. MCGEORGE
Executive Vice President

W. RODNEY MCMULLEN
Executive Vice President

DERRICK A. PENICK
Group Vice President

JOSEPH A. PICHLER
Chairman of the Board and
Chief Executive Officer

J. MICHAEL SCHLOTMAN
Group Vice President and
Chief Financial Officer

JAMES R. THORNE
Senior Vice President

LAWRENCE M. TURNER
Vice President and Treasurer

                              OPERATING UNIT HEADS

E. JOHN BURGON
Ralphs

ROBERT G. COLVEY
Dillon Stores

EDWARD DAYOOB
Fred Meyer Jewelers

RUSSELL J. DISPENSE
King Soopers

MICHAEL J. DONNELLY
Fry's

SAM K. DUNCAN
Fred Meyer Stores

JON FLORA
Michigan KMA

JOHN P. HACKETT
Louisville KMA

JAMES HALLSEY
Smith's

DAVID G. HIRZ
Food 4 Less

ROBERT J. HODGE
Cincinnati KMA

BRUCE A. LUCIA
Atlanta KMA

JAMES T. MCCOY
Jay C

PHYLLIS NORRIS
City Market

M. MARNETTE PERRY
Columbus KMA

DAREL PFEIFF
Turkey Hill Minit Markets

THOMAS B. RECH
Nashville KMA

MARK SALISBURY
Tom Thumb

PAUL SCUTT
Central KMA

ART STAWSKI
Loaf 'N Jug/MiniMart

VAN TARVER
Quik Stop

RICHARD L. TILLMAN
Delta KMA

HENRY R. WAGUESPACK
Kwik Shop

DARRELL D. WEBB
QFC

R. PETE WILLIAMS
Mid-Atlantic KMA

ROBERT E. ZINCKE
Southwest KMA

  THE KROGER CO. - 1014 VINE STREET - CINCINNATI, OHIO 45202 - (513) 762-4000

                                           -------------------------------------
                                                   TWO NEW WAYS TO VOTE

  THE KROGER CO.                              VOTE BY INTERNET OR TELEPHONE

                                             24 HOURS A DAY - 7 DAYS A WEEK
                                                 IT'S FAST AND CONVENIENT
                                           -------------------------------------

               INTERNET                                  TELEPHONE                                    MAIL
               --------                                  ---------                                    ----
   http://proxy.shareholder.com/kr                    1-800-603-0165

- Go to the website address listed             - Use any touch-tone telephone.            - Mark, sign and date your proxy card.
  above.
                                               - Have your proxy card ready.              - Detach your proxy card.
- Have your proxy card ready.
                                           OR  - Enter your Control Number located    OR  - Return your proxy card in the
- Enter your Control Number located in           in the box below.                          postage-paid envelope provided.
  the box below.
                                               - Follow the simple recorded
- Follow the simple instructions on the          instructions.
  website.

                                                                                Your Internet or telephone vote authorizes the named
                                                                                proxies to vote your shares in the same manner as if
                                                                                you marked, signed and returned your proxy card. If
                                                                                you have submitted your proxy by the Internet or
                                                                                telephone there is no need for you to mail back your
                                                                                proxy card.

                                                                                                   1-800-603-0165
                                                                                               CALL TOLL-FREE TO VOTE

                                                                                       ----------------------------------------

                                                                                                   CONTROL NUMBER
                                                                                            FOR INTERNET/TELEPHONE VOTING
                                                                                       ----------------------------------------

               THE INTERNET AND TELEPHONE VOTING FACILITIES WILL BE AVAILABLE UNTIL 5:00 P.M. E.D.T. ON JUNE 20, 2001.
                            - DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE -
------------------------------------------------------------------------------------------------------------------------------------

   ------

   ------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS    FOR all nominees [ ] WITHHOLD AUTHORITY to vote [ ]         (*)EXCEPTIONS [ ]
                           listed below         for all nominees listed below

   Nominees: 01 John L. Clendenin, 02 David B. Dillon, 03 Bruce Karatz and 04 Thomas O'Leary.
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE "EXCEPTIONS" BOX AND
   WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)
   (*)EXCEPTIONS
                -------------------------------------------------------------------------------------------

2. Approval of PricewaterhouseCoopers LLP, as auditors.      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
                                                             4. Approve shareholder proposal, if properly presented,
         FOR [ ]     AGAINST [ ]      ABSTAIN [ ]               to recommend labeling of genetically engineered products
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.    in private label goods.
3. Approve shareholder proposal, if properly presented, to
   recommend implementation of annual election of all           FOR [ ]         AGAINST [ ]        ABSTAIN [ ]          PLEASE
   DIRECTORS.                                                                                                           DETACH
         FOR [ ]     AGAINST [ ]      ABSTAIN [ ]               I consent to future access of the annual reports and    HERE
                                                                proxy materials electron- ically via the Internet. I
                                                                understand that the Company may no longer dis- tribute  You Must
                                                                printed materials to me for any future stockholder      Detach This
                                                                meeting until such consent is revoked. I understand     Portion of
                                                                that I may revoke my consent at any time.               The Proxy
                                                                                                                        Card
                                                                If you wish to vote in accordance with the
                                                                recommendations of manage- ment, all you need do is
                                                                sign and return this card. The Trustee cannot vote
                                                                your shares unless you sign and return the card.        - Before
                                                                                                                        Returning
                                                                                                                        it in the
                                                                                    Change of Address or                Enclosed
                                                                                    Comments Mark Here    [ ]           Envelope -

                                                                              Please sign exactly as name appears
                                                                              hereon. Joint owners should each sign.
                                                                              Where applicable, indicate position or
                                                                              representative capacity.

                                                                              Dated:                          , 2001
                                                                                    --------------------------

                                                                              ----------------------------------------
                                                                                           Signature

                                                                              ----------------------------------------
                                                                                           Signature

                                                                             Votes MUST be indicated     [X]
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE        [x] in Black or Blue ink.
ENCLOSED ENVELOPE.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                Cincinnati, Ohio, May 10, 2001

To All Shareholders
of The Kroger Co.:

    The annual meeting of shareholders of The Kroger Co. will be held at the REGAL HOTEL, 150 W. 5TH Street, Cincinnati, Ohio, on June 21, 2001, at 11 A.M., for the following purposes:

    1. To elect four directors to serve until the annual meeting of shareholders in 2004, or until their successors have been elected and qualified;

    2. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 2001;

    3. To act upon two shareholder proposals, if properly presented at the annual meeting; and

    4. To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice.

    Holders of common shares of record at the close of business on April 27, 2001, will be entitled to vote at the meeting.

    YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONE, OR SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                        By order of the Board of Directors,
                                        Paul W. Heldman, Secretary


                            - FOLD AND DETACH HERE -
--------------------------------------------------------------------------------


                                 THE KROGER CO.

                                    P R O X Y

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE ANNUAL MEETING TO BE HELD JUNE 21, 2001

    The undersigned hereby appoints each of JOSEPH A. PICHLER, JOHN T. LA MACCHIA and T. BALLARD MORTON, JR., or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. which the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter which properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

    THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE HEREOF AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. EXCEPT AS SPECIFIED TO THE CONTRARY ON THE REVERSE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, INCLUDING THE DISCRETION TO CUMULATE VOTES, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3 AND 4.

(continued, and to be signed, on other side)

                                                 THE KROGER CO.
                                                 P.O. BOX 11382
                                                 NEW YORK, N.Y. 10203-0382